SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. n/a)

Filed by the Registrant                     [X]
Filed by a Party other than Registrant      [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

         General Communication, Inc.
         (Name of Registrant as Specified in Its Charter)

         N/A
         (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fees is calculated and state how it was determined):



         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

         [ ]      Fee paid previously with preliminary materials.
         [ ]      Check box if any part of the fee if offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:

                                                                      [GCI Logo]


                             LETTER TO SHAREHOLDERS

                                 April 30, 2004

                     Re: 2004 Annual Meeting of Shareholders
                         of General Communication, Inc.


Dear Shareholder:

         The board of directors of General Communication, Inc. cordially invites and encourages you to attend our annual meeting of shareholders. The meeting will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 10, 2004. Our board has chosen the close of business on April 12, 2004 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting. Please join us for a reception preceding the meeting, commencing at 5:00 p.m.

         Copies of the Notice of Annual Meeting of Shareholders, Proxy and Proxy Statement are enclosed covering the formal business to be conducted at the meeting. Also enclosed for your information is a copy of our annual report to shareholders in the form of our Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.

         At the meeting, our shareholders will be asked to elect individuals to fill three positions on our classified board as required by our Bylaws, to approve an increase in our common stock allocated to our Amended and Restated 1986 Stock Option Plan, and to conduct other business as described more fully in the Proxy Statement and as may properly come before the meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, these matters is important.

         In order to ensure that we have a quorum and that your shares are voted at the meeting, please complete, date and sign the enclosed Proxy and return it promptly in the enclosed addressed and stamped envelope.

         In addition to conducting the formal business at the meeting, we shall also review our activities over the past year and our plans for the future. I hope you will be able to join us.

                                   Sincerely,


                                   /s/
                                   Ronald A. Duncan
                                   President and Chief Executive Officer

                                                                      [GCI LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 10, 2004
                                                                  April 30, 2004

To the Shareholders of
General Communication, Inc.

         You are cordially invited to attend the annual meeting of shareholders of General Communication, Inc. ("Company", "we", "our", "us") The meeting will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 10, 2004. At the meeting, our shareholders will consider and vote upon the following matters:

         o Electing three directors, each for three-year terms, as part of Class III of our seven-member classified board of directors;

         o Approving an increase in the number of shares of our common stock authorized and allocated to our Amended and Restated 1986 Stock Option Plan by 2.5 million shares of Class A common stock

         o Transacting such other business as may properly come before the annual meeting and any adjournment or adjournments of it

         The above matters are more fully described in the accompanying Proxy Statement. Please join us for a reception preceding the annual meeting, commencing at 5:00 p.m.

         The close of business on April 12, 2004 has been fixed as the record date for the annual meeting. Only holders of shares of our Class A common stock, Class B common stock and Series B convertible, redeemable, accreting preferred stock of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or adjournments of it.

         The accompanying form of Proxy is solicited by our board. The enclosed Proxy Statement contains further information with regard to the business to be transacted at the meeting. A list of our shareholders as of the record date will be kept at the offices of the Company at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503 for a period of 30 days prior to the meeting and will be subject to inspection by any of our shareholders at any time during normal business hours.

         In order to ensure that we have a quorum and that your shares are voted at the annual meeting, please sign and date the enclosed Proxy and mail it to our transfer agent (Mellon Investor Services LLC) in the enclosed, addressed and stamped envelope. If you send in your Proxy and later do attend the meeting, you may then withdraw your Proxy should you desire to do so. However, in this case, you must revoke your Proxy in writing and present the written revocation at the meeting. Thereafter, you may vote in person if you wish. The Proxy may be revoked at any time prior to its exercise.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/
                                          John M. Lowber, Secretary

                           GENERAL COMMUNICATION, INC.
                         2550 Denali Street, Suite 1000
                             Anchorage, Alaska 99503
                                  907.868.5600


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 10, 2004


         We are sending this Proxy Statement with the enclosed form Proxy and Notice of Annual Meeting of Shareholders of General Communication, Inc. (unless the context otherwise requires, includes its direct and indirect subsidiaries and is referred to as "Company," "we," "us" or "our") in conjunction with the 2004 annual meeting of our shareholders. The meeting will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 10, 2004.

         We invite you to attend the annual meeting and request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed form Proxy.

         This Proxy Statement, the Letter to Shareholders, Notice of Annual Meeting, and the accompanying Proxy are first being sent or delivered to you and other shareholders of the Company on or about April 30, 2004. A copy of the Company's Annual Report, in the form of the Company's Form 10-K for the year ended December 31, 2003 ("Annual Report"), accompanies this Proxy Statement. See, "Annual Report."


DATED:  April 30, 2004

                                TABLE OF CONTENTS

                                                                            Page

COMPANY ANNUAL MEETING.........................................................3

CODE OF BUSINESS CONDUCT AND ETHICS...........................................14

MANAGEMENT OF COMPANY.........................................................15

CERTAIN TRANSACTIONS..........................................................38

OWNERSHIP OF COMPANY..........................................................48

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS..............................53

ANNUAL REPORT.................................................................55

SHAREHOLDER COMMUNICATIONS....................................................55

FUTURE SHAREHOLDER PROPOSALS AND RECOMMENDATIONS..............................56

AUDIT COMMITTEE CHARTER (Appendix I)..........................................60

                             COMPANY ANNUAL MEETING

Voting Procedure

         Overview. This Proxy Statement is furnished to you and our other shareholders because our board of directors is soliciting shareholder proxies to vote at our 2004 annual meeting of shareholders.

         Time and Place. Our annual meeting will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6 p.m. (Alaska Daylight Time) on Thursday, June 10, 2004. A reception for our shareholders will commence at 5 p.m. at that location.

         Delivery The Proxy Statement, Letter to Shareholders, Notice of Annual Meeting and accompanying board proxy ("Proxy") are first being sent or delivered to our shareholders on or about April 30, 2004. A copy of our Annual Report for 2003 accompanies this Proxy Statement.

         Exhibits to that Form 10-K are not enclosed. However, that form includes a list briefly describing all of those exhibits. In addition, we will furnish a copy of an exhibit to a shareholder upon written request to us and payment of a fee to cover our expenses in furnishing that exhibit.

         Purpose. As indicated in the Notice of Annual Meeting, the following matters will be considered and voted upon at our annual meeting:

         o Electing three directors in Class III of our classified board for three-year terms.

         o Approving an increase in the number of shares of our common stock authorized and allocated to our Amended and Restated 1986 Stock Option Plan ("Stock Option Plan") by 2.5 million shares of Class A common stock ("Plan Amendment").

         o Transacting such other business as may properly come before the meeting and any adjournment or adjournments of it.

         Outstanding Voting Securities. Only holders of our Class A and Class B common stock and Series B preferred stock as of the record date for our annual meeting will be entitled to notice of, and to vote at, that meeting. Our board has chosen the close of business on April 12, 2004 as the record date for our annual meeting ("Record Date"). As of the Record Date and under our current Restated Articles of Incorporation ("Articles"), our outstanding stock was divided into four categories:

         o Class A common stock, for which the holder of a share is entitled to one vote.

         o Class B common stock, for which the holder of a share is entitled to ten votes.

         o Series B convertible, redeemable, accreting preferred stock, for which the holder has limited voting rights.

         o Series C preferred stock, for which the holder has no voting rights.

         On the Record Date, there were 53,439,888 shares of our Class A common stock and 3,866,775 shares of our Class B common stock outstanding and entitled to be voted at our annual meeting. In addition, there were, as of that date, 12,637 shares of our Series B preferred stock outstanding. Under the terms of issuance of the shares of our Series B preferred stock in April 1999, the shares are entitled, with limited exception, to a number of votes at the meeting equal to the largest number of full shares of our Class A common stock into which our Series B preferred stock may be converted. As of the Record Date, that number of equivalent shares of our Class A common stock (excluding equivalent shares, if any, of our Class A common stock representing dividends accrued through that date) was 2,276,937 shares.

         Voting Rights, Votes Required for Approval. At our annual meeting, a simple majority of our issued and outstanding common stock and preferred stock entitled to be voted as of the Record Date, represented in person or by proxy, will constitute a quorum. As an example, since there were a total of 53,439,888 shares of our Class A common stock, 3,866,775 shares of our Class B common stock and 12,637 shares of our Series B preferred stock issued and outstanding and entitled to be voted as of the Record Date, a quorum would be established by the presence of shareholders, directly or by proxy, holding at least 6,078,475 shares of our Class A common stock, all 3,866,775 shares of our Class B common stock, and all 12,637 shares of our Series B preferred stock. See "Certain
Transactions: Series B Agreement."

         Because of the ten-for-one voting power of our Class B common stock, shares of that stock have a substantial impact on the voting power for purposes of taking votes on matters addressed at our annual meeting. The total number of votes to which our Class A common stock (including our issued and outstanding Series B preferred stock on an as-converted basis) and our Class B common stock were entitled as of the Record Date were 55,378,571 and 38,667,750 respectively.

         With a quorum present, adoption of our annual meeting proposals pertaining to electing directors and approving the Plan Amendment will each require an affirmative vote by the holders of at least a simple majority of the voting power of our issued and outstanding Class A common stock (including the issued and outstanding Series B preferred stock on an as-converted basis) and our Class B common stock entitled to vote as of the Record Date and represented in person or by proxy at the meeting. Under the Articles, voting on these items must be by our Class A and Class B common stock and our Series B preferred stock, all voting as a group.

         The Articles expressly provide for non-cumulative voting in the election of directors.

         As of the Record Date, the number and percentage of outstanding shares entitled to vote held by our directors and executive officers and their affiliates were 6,536,811 shares of our Class A common stock (not including our issued and outstanding Series B preferred stock on an as-converted basis), constituting approximately 12.3% of our outstanding stock in that class, 2,043,788 shares of our Class B common stock, constituting approximately 52.9% of the outstanding stock in that class, and all 12,637 shares of our outstanding Series B preferred stock.

         Proxies. The accompanying form Proxy is being solicited on behalf of our board for use at our annual meeting.

         Subject to the conditions described in this section, the shares represented by each Proxy executed in the accompanying form of Proxy will be voted at our annual meeting in accordance with the instructions in that Proxy. The Proxy will be voted for our board's nominees for directors as a classified board and as otherwise specified in the Proxy, unless a contrary choice is specified.

         The form Proxy also gives discretionary authority to the holder on other matters. See, within this section, "- Other Business."

         All votes cast by our shareholders, directly or by Proxy completed and executed in accordance with the instructions on the Proxy, will be counted at our annual meeting. A Proxy having no clear indication of a vote on one or both of the two proposals to be addressed at our annual meeting will be voted "for" the corresponding proposals, as the case may be. A proxy having conflicting indications or more than one selection on a proposal to be addressed at our annual meeting will not be voted on that matter but will be used for purposes of establishing a quorum.

         A Proxy clearly marked as withholding authority to elect a nominee or otherwise as abstaining on a proposal to be addressed at our annual meeting will be honored and not voted (although present and entitled to vote). Similarly, a broker holding shares of record for their beneficial owner generally is not entitled to vote on matters before our annual meeting unless the owner gives that broker specific voting instructions. The votes that the broker would have cast should that owner have given those specific instructions (commonly called "broker non-votes") are not considered as votes cast for purposes of the two proposals and other matters addressed at our meeting. However, such withholding of, or abstaining from, voting and broker non-votes will be counted as present for purposes of establishing a quorum for our meeting, and they will have the effect of votes against approval of the two proposals and other matters addressed at our meeting.

         Voting by Employees Participating in Our Stock Purchase Plan. Our Qualified Employee Stock Purchase Plan ("Stock Purchase Plan") provides that each participant in the plan is entitled to vote the pro rata portion of shares of our common stock held by the plan and allocated to the participant. Should a participant in the Stock Purchase Plan decline or otherwise not respond to an opportunity to vote those shares, the plan provides that the shares are to be voted by the Plan Committee, which administers the Stock Purchase Plan. These shares would also be counted for purposes of establishing a quorum.

         Revocability of Proxies. A Proxy executed in the form enclosed may be revoked by the shareholder signing the Proxy at any time before the authority granted under the Proxy is exercised by giving written notice to the Secretary of our board at the principal executive offices of the Company as identified on the cover page of this Proxy Statement. The notice may also be delivered to the Secretary at our annual Meeting prior to a vote using the Proxy. Thereafter, a shareholder revoking the Proxy may vote in person or by other proxy as provided by our Bylaws, as revised and in effect as of the Record Date ("Bylaws"). A shareholder wishing to revoke the Proxy may do so by executing another valid proxy bearing a later date.

         Cost of the Proxy Solicitation. The expenses of the Proxy solicitation made by our board for our annual meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy, Proxy Statement, and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, are to be paid by us. In addition to the mailing of these proxy materials, solicitation may be made in person or by telephone, telecopy, telegraph, or electronic mail by our officers, directors, or regular employees, none of whom are to receive additional compensation for that effort.

Director Elections

         Overview. Our board is composed of seven directors classified into the following three classes with the number of members as indicated: Class I (one member), Class II (three members), and Class III (three members).

         At our annual Meeting, three individuals will be elected to positions in Class III of our board for three-year terms. The individuals so elected will serve subject to the provisions of the Bylaws and until the election and qualification of their respective successors.

         Our Nominating and Corporate Governance Committee ("Nominating and Corporate Governance Committee") has as one of its responsibilities to seek out, from time to time, candidates as prospective Board members. These candidates may be identified through the efforts of individual members of the Nominating and Corporate Governance Committee, members of our board, generally, shareholder recommendations accepted by the committee, and, in the committee's discretion, through consultants as otherwise provided in our Nominating and Corporate Governance Committee Charter ("Nominating and Corporate Governance Committee Charter"). See "Future Shareholder Proposals and Recommendations:
Recommendations."

         Prospective candidates must meet the minimum criteria set forth in the Nominating and Corporate Governance Committee Charter taking into consideration the appropriate size of our board, the committee's understanding of our strategic direction requirements, and the specific compositional needs of our board. In addition, in reviewing and making recommendations regarding existing board members, the committee takes into consideration results of evaluations of existing board members and the wishes of an affected existing board member to be re-nominated.

         The minimum criteria set forth in the Nominating and Corporate Governance Committee Charter for selection as a committee-recommended nominee for a position on the board are as follows:

         o    Be between and including 21 and 70 years of age.

         o Possess basic skills and characteristics required as prerequisites for each member, unless otherwise specified, on the board which must include, but are not limited to, the following -

              o Knowledge, skills and experience in at least one of the primary industries in which we operate.

              o Ability to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement, and have at least familiarity with the underlying accounting rules and practices.

              o   Ability to understand our key business and financial risks.

              o Appreciation of the relationship of our business to changing needs of society.

              o With respect to at least one member of our board, skills, attributes, and financial sophistication of an audit committee financial expert as the term is defined in the charter.

              o With respect to at least a simple majority of the authorized members of our board, each be an independent director as the term is defined in the Nasdaq Stock Market corporate governance listing standards (to which we are subject) and incorporated into the charter, i.e., an individual other than one of our officers or employees or any other individual having a relationship which in the opinion of our board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director ("Independent Director").

              o Other skills and characteristics specifically identified and approved by the committee.

         We believe that the nominees proposed for election as directors are willing to serve as such. Our board intends that the proxyholders named in the accompanying form of Proxy or their substitutes will vote for the election of these nominees unless specifically instructed to the contrary. However, in the event any nominee at the time of the election shall be unable or unwilling or shall otherwise be unavailable for election and as a consequence, other nominees shall be designated, those proxyholders or their substitutes will have discretion and authority to vote or refrain from voting in accordance with their judgment with respect to other nominees.

         Director Independence. Mr. Mooney is an officer of MCI WorldCom, Inc. ("MCI"), a holder, as of the Record Date, of in excess of 5% of both the Company's outstanding shares of Class A and Class B common stock. Mr. Reinstadtler is an officer of an affiliate of Toronto Dominion Investments, Inc. ("Toronto Dominion"), a holder of 100% of the Company's outstanding shares of Series B preferred stock, immediately convertible into shares of Class A common stock constituting, as of the Record Date, 4.1% of the outstanding shares of that stock after that conversion. Mr. Fisher, our Chairman of the Board, while in that capacity an officer under our Bylaws and responsible for the conduct of our board meetings and shareholder meetings when present, is considered by our board to have no greater influence on our affairs or authority to act on behalf of us than any other non-executive director on our board.

         Our board believes each of its members satisfies that definition of an Independent Director, with the exception of Mr. Duncan who is an officer and employee of the Company. That is, in the case of all other board members, our board believes each of them is an individual having a relationship which would not interfere with the exercise of independent judgment in carrying out the member's responsibilities to us.

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
         Rights of Holders of Series B Preferred Stock in Nomination To, or Observer Status Regarding, the Board. Under the terms of the issuance and sale of our Series B preferred stock, so long as any shares of that stock remain outstanding, we must cause our board to include one seat, the nominee for which is to be designated under terms of that sale. As of the Record Date, those specific terms were not effective, although they could in the future become effective with the issuance of additional shares of our Series B preferred stock to another holder or should the present holder of the outstanding Series B preferred stock, Toronto Dominion, not be prohibited from participation in the designation of that board member by law or regulation, including the federal Bank Holding Company Act.

         The Series B Agreement provides that, upon designation of an individual by the holders of our Series B preferred stock, our board must cause that individual to be nominated for approval by the holders of our common stock at each meeting of our shareholders at which directors are to be elected. Our board is then expected, upon that nomination, to recommend approval of that designated individual. In the event the holders of the our common stock shall fail to elect that designated individual, the holders of Series B preferred stock will have the right to appoint an observer to attend the meetings of our board. Independent of that observer right, if at any time the designee to our board is not an employee of Toronto Dominion or its affiliates, then that investor would have an additional right to appoint an observer to attend all meetings of our board. See also, "Certain Transactions:
Series B Agreement."

         Recommendation of Board. Our board recommends to our shareholders a vote "FOR" the slate of three individuals as directors in the positions up for election at our annual meeting, i.e., a vote for proposal number 1 of the Proxy. This slate of individuals is as follows:

         o    Donne F. Fisher.

         o    William P. Glasgow.

         o    James M. Schneider.

Each of these three nominees has been recommended by the Nominating and Corporate Governance Committee. Background and other information on each of the nominees is provided elsewhere in this Proxy Statement. See, "Management of Company."

Plan Amendment

         Overview. The proposed Plan Amendment consists of increasing the number of shares authorized and allocated to our Stock Option Plan by 2.5 million shares of our Class A common stock.

         Plan. The terms, history and purpose of our Stock Option Plan are discussed elsewhere in the Proxy Statement. Also disclosed elsewhere in this statement, as of the Record Date, are the number of shares subject to outstanding options under the plan, the number of shares issued upon exercise of options under the plan and the number of shares remaining available for grant under the plan. See, "Management of Company: Stock Option Plan."

         Under our Stock Option Plan, our key employees (including officers and directors who are employees) and non-employee directors of, and consultants or advisers to, us are eligible for option grants. The selection of optionees is made by our Compensation Committee ("Compensation Committee"). In selecting an optionee, as well as in determining the number of shares subject to each option, our Compensation Committee takes into consideration such factors as it deems relevant in connection with accomplishing the purpose of the plan.

         Our Stock Option Plan provides that payment upon exercise of an option may be in the form of money or shares of our Class A common stock. The plan further provides, notwithstanding other restrictions on transferability of options, that an optionee, with approval of our Compensation Committee, may transfer an option for no consideration to, or for the benefit of, the optionee's immediate family. There is no restriction in the Stock Option Plan that an option granted under the plan must be held by the optionee for a minimum period of time.

         Under the plan, our board's authority to modify or amend the plan is subject to prior approval of our shareholders only in the cases of increasing the number of shares of our stock allocated to, and available and reserved for, issuance under the plan, or implementing the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code") relating to employee remuneration in excess of $1 million. Under our Stock Option Plan, Compensation Committee members are to consist only of our board members, or solely of two or more "non-employee directors" as defined in federal securities regulation, or, in the context of implementing the provisions of Section 162(m), solely of two or more "outside directors" when options are granted to "covered employees" as those terms are defined in that section. The plan provides that an option granted to a person may be terminated for cause as defined in the plan.

         With limited exception, no maximum or minimum exists with regard to the amount, either in dollars or in numbers, of options that may be exercised in any year, either by a single optionee or by all optionees under the Stock Option Plan. At the 2002 annual meeting, shareholders approved an amendment to the plan placing a limitation on accumulated grants of options of not more than 500,000 shares of Class A common stock per optionee per year. This limitation was made a part of the plan to enable us to take advantage of the provisions of Section 162(m) of the Internal Revenue Code should we choose to do so. With this exception, there are no fixed limitations on the number or amount of securities being offered, other than the practical limitations imposed by the number of employees eligible to participate in the plan and the total number of shares of stock authorized and available for granting under the plan. Shares covered by options which have terminated or expired for any reason prior to their exercise are available for grant of new options pursuant to the plan.

         There were, as of the Record Date, 12 executive officers, including all of the Named Executive Officers, 6 current directors (including their affiliated companies), who are not executive officers, and 521 other employees (including officers who are not executive officers), participating in the Stock Option Plan. This level of participation is out of a total of 12 eligible executive officers, 5 Named Executive Officers (as defined elsewhere, see "Management:
Executive Compensation"), 6 current directors who are not executive officers, and 1,246 employees (including officers who are not executive officers) of the Company. The plan has been in place for many years. Options under the plan are granted in the discretion of our Compensation Committee.

         As of the Record Date, the closing sales price on the Nasdaq Stock Market was $9.51 per share for our Class A common stock.

         The federal income tax consequences of an optionee's participation in our Stock Option Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the options offered pursuant to the plan. We assume no responsibility in connection with the income tax liability of any optionee. Under the administration of the plan, optionees are urged to obtain competent professional advice regarding the applicability of federal, state, and local tax laws.

         Options granted under our Stock Option Plan are characterized for federal income tax purposes as non-qualified stock options. Options are not actively traded on an established securities market. When granted, options under the plan will not have a readily ascertainable fair market value. Accordingly, an optionee will not be subject to federal income tax upon grant of that option. However, upon exercise of the option, the excess of the then fair market value of the shares purchased over the aggregate option exercise price for the shares constitutes ordinary income to the optionee, and that ordinary income is subject to federal income tax withholding by us.

         Upon resale of any shares acquired pursuant to the exercise of an option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than 12 months at the date of their disposition. The optionee's basis for determination of gain or loss upon any subsequent disposition of shares acquired with exercise of the option will be the amount paid for such shares, plus any ordinary income recognized as a result of the exercise.

         Generally, there will be no federal income tax consequence to us upon the grant or termination of an option under the Stock Option Plan or the sale or disposition of the shares acquired upon the exercise of the option. However, upon the exercise of an option by the optionee, we are entitled to claim a deduction against our gross income, for federal income tax purposes, equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise, with two limitations. These limitations are that the cost to us of the options must constitute an ordinary and necessary business expense and that we must have satisfied our withholding obligations under the Internal Revenue Code.

         Pending Options. As of the Record Date, our Compensation Committee had granted options to purchase an additional 616,500 shares at exercise prices of $5.00-$9.25 per share, subject to approval of the Plan Amendment by our shareholders ("Pending Options"). These options are allocated to the Named Executive Officers and others as follows:

Name and Position (1)                                                 Dollar Value (2) ($)        Number of Shares
---------------------                                                 --------------------        ----------------
Ronald A. Duncan
President and Chief Executive Officer                                       277,500                   250,000

G. Wilson Hughes
Executive Vice President and General Manager                                  - - -                       -0-

John M. Lowber
Senior Vice President, Chief Financial Officer and                          111,000                   100,000
Secretary/Treasurer

Dana L. Tindall
Senior Vice President - Legal, Regulatory and Governmental                    - - -                       -0-
Affairs

Richard D. Westlund
Vice President and General Manager Long Distance & Wholesale
Services                                                                      - - -                       -0-

All Current Executive Officers As a Group (12 Persons)                      388,500                   350,000

All Current Non-Executive Directors As a Group (6 persons)                    - - -                       -0-

All Current Non-Executive Officer Employees As a Group (54                   82,584                   166,500
persons)

-------------------
1 In addition, we granted options, subject to shareholder approval of the Plan Amendment, to one of our vendors (not one of our affiliates or an affiliate of, or otherwise related to, any of the persons identified in this table) in the amount of 100,000 shares for a total dollar value of $451,000, based upon the exercise price in the stock option granted for the shares as of the Record Date.

2 Based upon the exercise price in the stock option granted for the shares indicated and the closing price of the Class A common stock on the Record Date.
-------------------

With the exception of the anticipated grants of options as shown in the above table, it is impossible to determine the benefits which may be received by, or allocated to, each of the Named Executive Officers or any other of our officers, directors or employees, directly or as a group, as a result of the Plan Amendment.

         Amendment. The proposed Plan Amendment increases the number of shares authorized and allocated to our Stock Option Plan. As of the Record Date, the plan had 10.7 million shares of our Class A common stock authorized and allocated to it, of which only 34,357 shares were available for granting of new options. The Plan Amendment would increase the total number of shares allocated to our Stock Option Plan to 13.2 million shares of Class A common stock. As of the Record Date, the Plan Amendment would result in 2,534,357 shares of that stock being available for grant of new options under the plan, including satisfaction of the Pending Options. We have, under our Articles, sufficient shares of Class A common stock authorized and unissued to satisfy the proposed increased allocation of common stock to our plan.

         Our Stock Option Plan provides for its continued existence for so long as our board believes the plan provides an incentive to our officers and employees and for so long as there remain shares of our Class A common stock allocated to the plan which are not subject to outstanding options. In the future, should our Stock Option Plan have no more shares of Class A common stock allocated to it, our board would have the choice of seeking approval from our shareholders for another allocation of shares to the plan, discontinuing further granting of options under the plan, or suspending or terminating the plan.

         Our shareholders have shown their support of our Stock Option Plan in the past through approval of increased share allocations to the plan on several occasions. Most recently, at the 2002 annual meeting our shareholders approved an increase in the number of shares authorized and allocated to the plan in the amount of 2.0 million shares of Class A common stock.

         Our board believes that the Stock Option Plan has proven to be useful and beneficial to us as a special incentive to our officers, non-employee directors, and other key employees, especially when we recruit and retain new personnel. It has provided a means for these persons to acquire an equity interest in us. The plan has been in operation for approximately 18 years. Our business expansion during the past several years has increased the number of persons to whom we may wish to grant options under the plan. For these reasons, our board believes that the allocation of shares to the plan must continue to increase so that we may continue to provide the special incentive of stock options to our expanded cadre of officers, non-employee directors, and key employees.

         Recommendation of Board. Our board has passed a resolution expressly adopting the Plan Amendment. As a further step in the adoption of the amendment, the following resolution will be offered at our annual meeting for consideration by our shareholders:

RESOLVED, that the shareholders of General Communication, Inc. hereby approve the amendment to the General Communication, Inc.

Amended and Restated 1986 Stock Option Plan adopted by the board of directors of the Company at its December 4, 2003 meeting, increasing the number of shares authorized and allocated to the plan by 2.5 million shares for a total allocation of 13.2 million shares of Company Class A common stock.

         Our board, through this Proxy Statement, recommends to our shareholders a vote "FOR" the adoption of the proposed Plan Amendment, i.e., proposal number 2 of the Proxy. The voting rights of our shareholders on this proposal are set forth elsewhere in this section. See, "Company Annual Meeting: Voting Procedure
- Voting Rights, Votes Required for Approval."

Other Business

         Other matters, beyond the election of directors and the Plan Amendment, which may be addressed at our annual meeting consist of approval (but not the ratification) of the minutes of our past annual shareholder meeting held on June 5, 2003, matters incident to the conduct of our annual meeting, and other business as may properly come before our shareholders at that meeting. A vote for the adoption of those minutes will be an affirmation that the minutes, as written, properly reflect the proceedings of that meeting and the action taken at that meeting. However, such a vote will not be an action constituting approval or disapproval of the matters referred to in those minutes. While we were, as of the Record Date, unaware of other matters of business to come before the meeting, they could include election of a person to our board for which a bona fide nominee is named in this Proxy Statement and where that nominee is unable to serve or for good cause refuses to serve, and matters proposed by our shareholders for which we have not received timely notice.

         Our board intends to use discretionary voting authority given it under the Bylaws and in compliance with Rule 14a-4(c) adopted under the Securities Exchange Act of 1934 ("Exchange Act") should any other matter come before our annual meeting.

         Other than these matters, our board does not intend to bring other business before our annual meeting and does not know of any other matter which anyone else proposes to present for action at our annual meeting. However, in the event any other matters shall properly come before our annual meeting, the persons named in the accompanying form Proxy or their duly constituted substitutes acting at the meeting will be deemed authorized to vote or otherwise act upon those matters in accordance with their judgment.


                       CODE OF BUSINESS CONDUCT AND ETHICS

         In December 2003 our board adopted our Code of Business Conduct and Ethics ("Ethics Code"). The Ethics Code applies to all of our officers, directors and employees. The Ethics Code takes as its basis a set of business principles adopted by our board several years ago. It also builds upon the basic requirements for a code of ethics as required by federal securities law and rules adopted by the SEC.

         In adopting the Ethics Code, our board reestablished the course of business conduct and ethics for us, infusing it with certain key values and characteristics and providing adherence to a clear code of ethical conduct. The Ethics Code promotes honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships of our employees. It also promotes full, fair, accurate, timely and understandable disclosure in our reports and documents filed with, or submitted to, the SEC and other public communications made by us. The Ethics Code further promotes compliance with applicable governmental laws, rules and regulations, internal reporting of violations of the code to appropriate persons as identified in the code and accountability for adherence to the code.

         A copy of the Ethics Code is displayed on our Internet website at www.gci.com. Also, a copy of the Ethics Code may be obtained at no charge and upon written request to us at the following address:

                                    ATTN: Chief Financial Officer (Ethics Code)
                                    General Communication, Inc.
                                    2500 Denali Street, Suite 1000
                                    Anchorage, Alaska  99503

                              MANAGEMENT OF COMPANY

Directors and Executive Officers

         Our board currently consists of seven director positions, divided into three classes of directors serving staggered three-year terms. A director on our board is elected at an annual meeting of shareholders and serves until the earlier of his or her resignation or removal, or his or her successor is elected and qualified. Our executive officers generally are appointed at our board's first meeting after each annual meeting of shareholders and serve at the discretion of the board.

         The following table sets forth certain information about the our directors and executive officers as of the Record Date.

         Name                            Age   Position
         ----                            ---   --------
         Donne F. Fisher (1,2,3,4,5)     65    Chairman, Director, and Nominee

         Ronald A. Duncan (2,4)          51    President, Chief Executive Officer, and Director

         John M. Lowber (1)              54    Senior Vice President, Chief Financial Officer, Secretary, and
                                               Treasurer

         G. Wilson Hughes                58    Executive Vice President and General Manager

         Name                            Age   Position
         ----                            ---   --------
         William C. Behnke               46    Senior Vice President - Strategic Initiatives

         Gina R. Borland                 40    Vice President - General Manager, Local Services

         Marsha E. Burns                 51    Vice President - General Manager, Network Solutions

         Richard P. Dowling              60    Senior Vice President - Corporate Development

         Paul E. Landes                  46    Vice President - Marketing and Sales, Chief Marketing Officer

         Terry J. Nidiffer               43    Vice President - General Manager, Internet Services

         William R. Snell                54    Vice President - General Manager, Cable and Entertainment Services

         Dana L. Tindall                 42    Senior Vice President - Legal, Regulatory and Governmental Affairs

         Richard D. Westlund             60    Vice President - General Manager, Long Distance and Wholesale
                                               Services

         Stephen M. Brett (2,3,5)        63    Director

         William P. Glasgow (1,2,3,4,5)  45    Director and Nominee

         Stephen R. Mooney (2,3,4,5,6)   44    Director

         Stephen A.                      37    Director
         Reinstadtler (1,2,3,5,6)

         James M. Schneider (2,3,5,6)    51    Director and Nominee
-------------------

1      Member of Finance Committee.

2 The present classification of our board is as follows: (1) Class I - Mr. Reinstadtler, whose present term expires at the time of the 2005 annual meeting; (2) Class II - Messrs. Brett, Duncan and Mooney whose present terms expire at the time of the 2006 annual meeting; and (3) Class III - Messrs. Fisher, Glasgow, and Schneider, whose present terms expire at the time of the present annual meeting.

3      Member of the Compensation Committee.

4      Member of the Executive Committee.

5      Member of the Nominating and Corporate Governance Committee.

6      Member of the Audit Committee.
-------------------

         Donne F. Fisher. Nominee. Mr. Fisher has served as Chairman of our board since June 2002 and has served as a director on our board since 1980. Mr. Fisher had been a consultant to Tele-Communications, Inc. ("TCI") since January 1996, and a director of TCI from 1980, to March 1999 when TCI merged into AT&T Corp. From 1982 until 1996, he held various executive officer positions with TCI and its subsidiaries. Mr. Fisher had served on the board of directors of most of TCI's subsidiaries through the years. He has served on the Compensation Committees and the Audit Committees of both Liberty Media and Sorrento Networks, Inc. Since 1999 he has managed his personal assets.

         Ronald A. Duncan. Mr. Duncan is a co-founder of the Company and has served as a director on our board since 1979. Mr. Duncan has served as our President and Chief Executive Officer since January 1, 1989. From 1979 through December

1988 he was our Executive Vice President. His present term as a director on our board expires in 2006.

         John M. Lowber. Mr. Lowber has served as our Chief Financial Officer since January 1987, as our Secretary and Treasurer since July 1988 and as our Senior Vice President - Administration since December 1989. He was our Vice President - Administration from 1985 to December 1989. Prior to joining the Company, Mr. Lowber was a senior manager and certified public accountant at Peat Marwick Mitchell and Co. (presently named KPMG LLP).

         G. Wilson Hughes. Mr. Hughes has served as our Executive Vice President and General Manager since June 1991. He previously held engineering or management positions with Northern Air Cargo, Enserch, Ebasco, Frank Moolin and Associates and Alascom, Inc. Mr. Hughes has served as Chairman of the Anchorage Economic Development Corporation and the Alaska Industrial Development and Export Authority.

         William C. Behnke. Mr. Behnke has served as our Senior Vice President - Strategic Initiatives since January 2001 and, prior to that, had served as our Senior Vice President - Marketing and Sales from January 1994. He was one of our Vice Presidents and was President of GCI Network Systems, Inc., one of our former subsidiaries, from February 1992 to January 1994. From June 1989 to February 1992, Mr. Behnke was one of our Vice Presidents and General Manager of GCI Network Systems, Inc. From August 1984 to June 1989, he was Senior Vice President for TransAlaska Data Systems, Inc.

         Richard P. Dowling. Mr. Dowling has served as our Senior Vice President
- Corporate Development since December 1990. He was our Senior Vice President - Operations and Engineering from December 1989 to December 1990. From 1981 to December 1989, Mr. Dowling served as our Vice President - Operations and Engineering.

         Dana L. Tindall. Ms. Tindall has served as our Senior Vice President - Legal, Regulatory, and Governmental Affairs since January 1994. She was our Vice President - Regulatory Affairs from January 1991 to January 1994. From October 1989 through December 1990, Ms. Tindall was our Director of Regulatory Affairs, and she served as our Manager of Regulatory Affairs from 1985 to October 1989. In addition, Ms. Tindall was an adjunct professor of telecommunications economics at Alaska Pacific University from September through December 1995.

         Gina R. Borland. Ms. Borland has served as our Vice President-General Manager, Local Services since January 2001. Prior to that, she was a member of our Corporate Development Department serving in various capacities generally involving business development from September 1996 through December 2000. She has been employed by us since 1988 serving in various capacities.

         Marsha E. Burns. Ms. Burns has served as our Vice President - General Manager, Network Solutions since 1998. From 1997 to 1998 she served as our Vice President - Enterprise Services. Prior to joining us, Ms. Burns held several management positions with IBM.

         Paul E. Landes. Mr. Landes has served as our Vice President - Marketing and Sales, Chief Marketing Officer since 2002. Prior to that, he was our Vice President - Marketing from 1999 to 2002. Prior to joining us, he was part of the management team at Carr Gottstein Foods, an Alaska based retail food and merchandise company, from 1992 to 1999. Previous to that work, he was a part of the management team at Pay n Save Drug Store, a retail merchandise company, from 1987 to 1992.

         Terry J. Nidiffer. Mr. Nidiffer has served as our Vice President - General Manager, Internet Services since February 2000. Prior to that he was our Director, Internet Network Services, from July 1999 to January 2000.

         William R. Snell. Mr. Snell has served as our Vice President - General Manager, Cable and Entertainment Services since November 1996. Prior to that, he was Executive Director for the Alaska Industrial Development and Export Authority from July 1992 until November 1996. Mr. Snell has served as a trustee (including acting as the chair) of the Alaska State Pension Investment Board from July 1999 until September 2003.

         Richard D. Westlund. Mr. Westlund has served as our Vice President-General Manager, Long Distance and Wholesale Services since January 2001. Prior to that he was our Vice President - General Manager, Wholesale and Carrier Services from January 1999 through December 2000. Prior to that, Mr. Westlund was our Vice President - Director, Carrier Relations and Marketing from April 1988 to December 1998.

         Stephen M. Brett. Mr. Brett has served as a director on our board since January 2001. He has been of counsel to Sherman and Howard, a law firm, since January 2001. He served as Senior Executive Vice President for AT&T Broadband from March 1999 to April 2000. Prior to that Mr. Brett served as Executive Vice President, General Counsel and Secretary to TCI from 1991 to March 1999. His present term as a director on our board expires in 2006.

         William P. Glasgow. Nominee. Mr. Glasgow has served as a director on our board since 1996. From 1999 to the present, he has been President/CEO of Security Broadband Corp. From 2000 to the present Mr. Glasgow has been President of Diamond Ventures, L.L.C., a Texas limited liability company and sole general partner of

Prime II Management, L.P., and Prime II Investments, L.P., both of which are Delaware limited partnerships. Since 1996, he has been President of Prime II Management, Inc., a Delaware corporation, which was formerly the sole general partner of Prime II Management, L.P. From 1989 to 1996, he held positions of Vice President - Finance and Senior Vice President - Finance with Prime II Management, Inc. Mr. Glasgow is presently a managing director of the general partner of Prime VIII, L.P. He is also managing director of Prime New Ventures. He joined Prime Cable Corp. (an affiliate of Prime II Management, Inc.) in 1983 and served in various capacities until that corporation was liquidated in 1987. He currently serves on the boards of directors of Prime Cellular Corp., Prime II Management Group, Inc., Prime Comm, Inc., SKA Management, Inc., Infrasafe, Inc. and Security Broadband Corp., none of which are publicly held.

         Stephen R. Mooney. Mr. Mooney has served as a director on our board since January 1999. Since 2002, Mr. Mooney has served as Vice President of Treasury Services at MCI, Inc. From 1999 to 2002, he was Vice President of WorldCom Ventures Fund, Inc. Prior to that, he held various corporate development positions with MCI Communications Corporation and MCImetro, Inc. His present term as a director on our board expires in 2006.

         Stephen A. Reinstadtler. Mr. Reinstadtler has served as a director on our board since December 2002. From January 2002 to the present, he has been Managing Director of TD Capital, an affiliate of Toronto-Dominion Bank Financial Group. He has held various positions with TD Capital since July 1995. Prior to joining TD Capital, he was a member of Toronto-Dominion Bank's media, telecommunications and technology group from April 1994 to June 1995 where he was responsible for executing highly leveraged debt transactions for leading media and communications companies. Mr. Reinstadtler has 10 years of private equity and investment banking experience. His present term as a director on our board expires in 2005.

         James M. Schneider. Nominee. Mr. Schneider has served as a director on our board since July 1994. He has been Senior Vice President and Chief Financial Officer for Dell Computer Corporation since March 2000. Prior to that, he was Senior Vice President - Finance for Dell Computer Corporation from September 1998 to March 2000. Prior to that, from September 1996 to September 1998 he was Vice President - Finance for that corporation. From September 1993 to September 1996, he was Senior Vice President for MCI Communications Corporation in Washington, D.C. Mr. Schneider was with the accounting firm of Price Waterhouse from 1973 to September 1993 and was a partner in that firm from October 1983 to September 1993.

Board and Committee Meetings

         During 2003 and as of the Record Date, our board had five committees:

         o    Audit Committee.

         o Compensation Committee (previous Option Committee merged into this committee in February, 2004).

         o    Executive Committee.

         o    Finance Committee.

         o Nominating and Corporate Governance Committee (previous Nominating Committee reorganized and renamed as this committee in December
              2003).

         Audit Committee. Our Audit Committee is composed of Messrs. Mooney, Reinstadtler and Schneider. All three members are considered by our board to be Independent Directors. In addition, Messrs. Mooney and Schneider are considered by our board to be audit committee financial experts ("Audit Committee Financial Experts").

         The Nasdaq Stock Market corporate governance listing standards require that at least one member of our Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background which results in the individual's "financial sophistication." This financial sophistication may derive from the person being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Our board believes that Messrs. Mooney and Schneider, as Audit Committee Financial Experts, also meet the Nasdaq Stock Market requirements for financial sophistication.

         Under rules of the Securities and Exchange Commission ("SEC"), an Audit Committee Financial Expert is defined as a person who has all of the following attributes:

         o Understanding of generally accepted accounting principles and financial statements.

         o Ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves.

         o Experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities.

         o    Understanding of internal control over financial reporting.

         o    Understanding of audit committee functions.

         Our Audit Committee acts on behalf of our board and generally carries out specific duties including the following, all of which are described in detail in our Audit Committee Charter, last revised in December 2003 ("Audit Committee Charter"):

         o Independent Auditor Selection, Qualification - Is directly responsible for appointment, compensation, retention, oversight, qualifications and independence of our independent certified public accountants ("External Auditor").

         o Financial Statements - Assists in our board's oversight of integrity of the Company financial statements.

         o Financial Reports, Internal Control - Is directly responsible for oversight of audit by the External Auditor of our financial reports and the reports on internal control.

         o Annual Reports - Prepares reports required to be included in our annual proxy statement (see within this section "- Audit Committee Report").

         o Complaints - Receives and responds to certain complaints relating to internal accounting controls, and auditing matters, confidential, anonymous submissions by our employees regarding questionable accounting or auditing matters, and certain alleged illegal acts or behavior-related conduct in violation of our Ethics Code as described in our Audit Committee Charter.

         o External Auditor Disagreements - Resolves disagreements, if any, between our External Auditor and us regarding financial reporting.

         o Non-Audit Services - Reviews and pre-approves any non-audit services offered to us by our External Auditor ("Non-Audit Services").

         o Attorney Reports - Addresses certain attorney reports, if any, relating to violation of securities law or fiduciary duty by one of our officers, directors, employees or agents.

         o Related Party Transactions - Reviews certain related party transactions as described elsewhere in this Proxy Statement (see "Certain Transactions").

         o    Other - Carries out other assignments as designated by our board.

         The Audit Committee Charter sets forth parameters for the operation of the Audit Committee incorporating recent changes in federal securities law and SEC rules which impact the responsibilities of the committee. The revised charter sets forth the purpose of the Audit Committee and its membership prerequisites, operating principles, relationship with the External Auditor, and primary responsibilities. A copy of the revised charter is enclosed as Appendix I.

         The Audit Committee met seven times during 2003. See within this section," - Audit Committee Report."

         Compensation Committee. Our Compensation Committee is composed of Messrs. Brett, Fisher, Glasgow, Mooney, Reinstadtler and Schneider. All six members are considered by our board to be Independent Directors. This committee establishes compensation policies regarding the Chief Executive Officer and other executive officers of the Company, makes recommendations to the Board regarding such compensation, including establishing an overall cap on executive compensation and setting performance standards for executive officer compensation and administers our Stock Option Plan and approves grants of options pursuant to the plan. The Compensation Committee met three times during 2003.

         Executive Committee. Our Executive Committee is composed of Messrs. Fischer, Duncan, Glasgow and Mooney. The committee was established to manage and operate the affairs of the Company between our board meetings, except to the extent shareholder authorization is required by law, the Articles or Bylaws. The Executive Committee has the power to perform or authorize any act that could be done or accomplished by majority action of all the directors of our board, except as set forth in Section 5(b) of the Bylaws. Those exceptions are responsibilities expressly reserved to our board by state law. The Executive Committee met one time during 2003.

         Finance Committee. Our Finance Committee is composed of Messrs. Fisher, Glasgow, Reinstadtler and Lowber. It is responsible for reviewing Company finance matters from time to time and providing guidance to the Chief Financial Officer regarding these matters. The Finance Committee met one time during 2003.

         Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Messrs. Brett, Fisher, Glasgow, Mooney, Reinstadtler and Schneider. All six members are considered by our board to be Independent Directors. The committee (previously known as our Nominating

Committee and reorganized in December 2003 to its present form) acts on behalf of our board and generally carries out its responsibilities as set forth in our Nominating and Corporate Governance Committee Charter adopted by our board in February 2004. Our Nominating and Corporate Governance Committee is principally responsible for carrying out the following, all of which are described in detail in the Nominating and Corporate Governance Committee Charter:

         o Nominations - Identifies and recommends nominees for our board and its committees.

         o Corporate Governance - Reviews and recommends to our board, or independently takes, action on various Company corporate governance issues.

         o Complaints - Receives and responds to certain complaints raised by our employees, and not otherwise addressed by the Audit Committee, regarding alleged illegal acts or behavior-related conduct by our board members in violation of the Ethics Code.

         o Supervision - Supervises our Chief Financial Officer in the context of the Ethics Code.

         o    Other - Carries-out other assignments as designated by our board.

         In addition to setting forth the purpose of the committee, as previously outlined, the Nominating and Corporate Governance Committee Charter establishes committee membership qualifications, terms, definition of Independent Director (same as that described in the previous discussion of the Audit Committee), and operating principles. In the context of its corporate governance responsibilities, our committee is to develop and recommend to our board, from time to time, a set of corporate governance principles applicable to us, review and recommend changes, if any, to our Ethics Code, review on an annual basis our board's committee structure and recommend changes, if any, to it, establish criteria and processes for, and lead our board and each of its committees in, its annual performance self-evaluation, and work with the chair of the Compensation Committee on issues of management objectives, Chief Executive Officer evaluation and management development and succession.

         A copy of the Nominating and Corporate Governance Committee Charter is available to our shareholders on our Internet website: www.gci.com.

         The Nominating and Corporate Governance Committee met one time during 2003.

         Board, Committee Attendance. Our board held five meetings during 2003. All incumbent directors, as disclosed in this Proxy Statement, attended 75% or more of the meetings of our board and of committees of the board for which they individually were seated as directors, with certain exceptions. Those exceptions are the following directors who only attended a percentage of the meetings for which they were seated as indicated: Mr. Fisher (73%); and Mr. Schneider (72%).

         Meetings of Independent Directors. The Independent Directors seek to meet at least two times per year. The Independent Director meetings are held without any of our management directors or employees present. The presiding director at this meeting is the Chairman of the Board. This procedure was implemented with the board's meeting in December 2003 and, as of the Record Date, the Independent Directors had met twice, once in conjunction with the December 2003 board meeting and once in 2004 in conjunction with the February 2004 board meeting.

Director Compensation

         Effective commencing January 1, 2003, director fees were set at $2,000 per director per quarter pro-rated based upon attendance at our board meetings during the quarter. However, directors who serve on the Audit Committee each receive an additional director fee of $2,000 per director per quarter pro-rated based upon attendance at committee meetings. Directors affiliated with the Company through a business interest do not receive any director fees. During 2003, the directors on our board received no other direct compensation for serving on the board and its committees. However, they were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the board and its committees. This director fee structure continued unchanged through the Record Date.

Executive Compensation

         Summary Compensation. The following table sets forth certain information concerning the cash and non-cash compensation earned during fiscal years 2001, 2002 and 2003 by our Chief Executive Officer and by each of our four other most highly compensated executive officers whose individual combined salary and bonus each exceeded $100,000 during 2003 (collectively, "Named Executive Officers").

                                                      SUMMARY COMPENSATION TABLE
                                                                                        Long-Term Compensation
                                              Annual Compensation                               Awards
                                  ----------------------------------------------     ------------------------------
                                                                                      Restricted
                                                                    Other Annual        Stock         Securities        All Other
Name and Principal                             Salary      Bonus    Compensation        Awards        Underlying       Compensation
Position                           Year          ($)        ($)         ($)               ($)        Options/SARs(#)    ($) (1,2)
--------                           ----        -------    -------   ------------      ----------    ---------------    ------------
Ronald A. Duncan                   2003        295,000    105,000       -0-               -0-                -0-           21,338
  President and Chief Executive    2002        295,000     99,750       -0-               -0-            450,000           21,338
  Officer                          2001        295,000    105,000       -0-               -0-            250,000 (3)       18,790

G. Wilson Hughes                   2003        175,000     53,682       -0-               -0-                -0-          162,773
  Executive Vice President and     2002        173,959     75,177       -0-               -0-            200,000          155,957
  General Manager                  2001        150,000    129,162       -0-               -0-                -0-          128,226

John M. Lowber
  Senior Vice President, Chief     2003        222,050     53,682       -0-               -0-                -0-          129,257
  Financial Officer and            2002        220,090     75,177       -0-               -0-            200,000          116,245
  Secretary/Treasurer              2001        175,000     64,162       -0-               -0-                -0-          103,087

Dana L. Tindall
  Senior Vice President-           2003        250,000     63,682       -0-               -0-                -0-           21,521
  Regulatory, Legal and            2002        247,917     75,177       -0-               -0-            200,000           25,792
  Governmental Affairs             2001        200,000     54,162       -0-               -0-                -0-           76,629

Richard D. Westlund
  Senior Vice President and        2003        135,000    388,894       -0-               -0-                -0-           68,641
  General Manager Long             2002        135,000     90,141       -0-               -0-                -0-           58,171
  Distance & Wholesale Services    2001        134,792    194,881       -0-               -0-            100,000           63,898

-------------------
1 The amounts reflected in this column include accruals under deferred compensation agreements between us and the named individuals as follows:
     Mr. Hughes, $108,074 in 2001, $132,932 in 2002 and $137,474 in 2003; Mr.
     Lowber, $73,775 in 2001, $84,274 in 2002, and $95,912 in 2003; and Mr.
     Westlund, $43,164 in 2001, $43,637 in 2002 and $44,148 in 2003. Mr. Hughes
     received a partial distribution of his deferred compensation account during 2002 and 2003. The distribution in 2002 included $132,932 which was credited to his account during 2002 plus an additional $10,961 which had been credited and included under the "All Other Compensation" column in 2001. Does not include bonus agreement granted to Mr. Hughes in 2002. See, within this section, "-Hughes Bonus Agreement." The distribution in 2003 included $60,720 of the $137,474 which was credited to his account during 2003.


2 The amounts reflected in this column also include matching contributions under the Stock Purchase Plan as follows: Mr. Duncan, $20,000, $20,000, and $17,500, in 2003, 2002, and 2001, respectively; Mr. Hughes, $20,000,
     $20,000, $17,500, in 2003, 2002, and 2001, respectively; Mr.
     Lowber,$20,000, $18,625, and $15,000 in 2003, 2002, and 2001 respectively;
     Ms. Tindall, $20,000, $20,000, and $17,500 in 2003, 2002, and 2001,
     respectively; and Mr. Westlund, $20,000, $11,000 and $17,500 in 2003, 2002,
     and 2001, respectively. Amounts shown for Mr. Duncan include premiums of $138, $138, and $90 under a term life insurance, policy paid in 2003, 2002, and 2001, respectively. Amounts shown for Mr. Westlund include premiums of $3,293, $2,334, and $2,034, under a life insurance policy paid in 2003, 2002, and 2001, respectively. Amounts shown for Mr. Hughes include premiums of $258, $1,825, and $1,452, under life insurance policies paid in each of 2003, 2002, and 2001, respectively. Amounts for Mr. Lowber include premiums of $138, $138, and $1,073, under life insurance policies paid in each of 2003, 2002, and 2001, respectively. Amounts shown for Ms. Tindall include premiums of $60 under a term life insurance policy paid in each of 2003, 2002, and 2001. Includes a waiver of accrued interest on January 1, 2003 on notes owed to us by Mr. Lowber in the amounts of $12,007 on January 1, 2003 and 2002, and $12,039, on January 1, 2001. Includes a waiver of accrued interest of $1,419 and $7,869 on January 1, 2003 and 2002, respectively, on notes owed to us by Ms. Tindall. Includes $361 and $261 in 2002 and 2003, respectively for Ms. Tindall and $3,841 in 2003 for Mr. Hughes, respectively, for the personal use of our leased aircraft. Includes $50,000 of deferred compensation paid to Ms. Tindall during 2001. Amounts in this column further include $1,200 of credit applied to services purchased from us by each of the Named Executive Officers for each year for their participation in our quality assurance program extended to employees, generally. Amounts in this column do not include the cash surrender value of a life insurance policy in the amount of $603,509 which was distributed to Mr. Lowber during 2002. The policy premiums were paid out of proceeds credited to Mr. Lowber's deferred compensation account during the years 1992 through 1999 and had been included under the "All Other Compensation" column during those years.

3    Options were granted to a company owned by Mr. Duncan.
-------------------

Option/SAR Grants

         We did not grant individual stock options or stock appreciation rights to the Named Executive Officers during 2003, other than the contingent amount to Messrs. Duncan and Lowber as discussed elsewhere in this Proxy Statement. See, "Company Annual Meeting: Plan Amendment - Pending Options."

Option Exercise and Fiscal Year-End Values

         The following table sets forth information concerning each exercise of stock options during 2003 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by each of them.

                         AGGREGATED OPTION/SAR EXERCISES
                     IN LAST FISCAL YEAR AND FISCAL YEAR END
                                OPTION/SAR VALUES
                                                         Number of Securities
                                                        Underlying Unexercised          Value of Unexercised
                                                            Options/SARs              In-the-Money Options/SARs
                                                        at Fiscal Year-End (#)        at Fiscal Year-End ($) (1)
                                                     ----------------------------    ----------------------------
                           Shares
                          Acquired
                             on
                          Exercise      Value
Name                        (#)      Realized($)     Exercisable    Unexercisable    Exercisable    Unexercisable
----                        ---      -----------     -----------    -------------    -----------    -------------
Ronald A. Duncan            -0-          -0-           250,000 (2)     150,000          578,750        234,750

G. Wilson Hughes            -0-          -0-           100,000         300,000          231,500        544,500

John M. Lowber              -0-          -0-           355,425         300,000        1,040,440        544,500

Dana L. Tindall             -0-          -0-           165,787         240,000          352,605        405,600

Richard D. Westlund         -0-          -0-            57,366         100,000          195,492        181,500

-------------------
1 Represents the difference between the fair market value of the securities underlying the options/SAR and the exercise price of the options/SAR based upon the last trading price on December 31, 2003.

2    Options owned by a company owned by Mr. Duncan.
-------------------

Non-Qualified, Unfunded Deferred Compensation Plan

         In February 1995, we established a non-qualified, unfunded, deferred compensation plan to provide a means by which certain of our employees may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the plan are determined by our board. We may, at our discretion, contribute matching deferrals in amounts as we select.

         Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest on a case-by-case basis as determined by us. Participants may elect to be paid in either a single lump-sum payment or annual installments over a period not to exceed ten years. Vested balances are payable upon termination of employment, unforeseen emergencies, death or total disability of the participant, or change of control of us or our insolvency. Participants become our general unsecured creditors with respect to deferred compensation benefits of the plan.

         During 2003 and up through the Record Date, none of the Named Executive Officers had participated in this plan.

         Except as disclosed in this Proxy Statement, as of the end of 2003 and the Record Date, there were no compensatory plans or arrangements, including payments to be received from us, with respect to the Named Executive Officers for that year. This statement is limited to situations where such a plan or arrangement resulted in or may result from the resignation, retirement, or any other termination of a Named Executive Officer's employment with us, or from a change of control of us or a change in that officer's responsibilities following such a change in control, and where the amount involved, including all periodic payments or installments, exceeded $100,000.

Long-Term Incentive Plan Awards

         We had no long-term incentive plan in operation during 2003.

Performance Based EBITDA Incentive Compensation Plan

         In 2002, we adopted a Performance Based EBITDA (earnings before interest, taxes, depreciation, and amortization) Incentive Compensation Plan ("Incentive Compensation Plan") to encourage increasing EBITDA, i.e., earnings before income taxes, depreciation and amortization (as defined in the plan), of our Alaska operations to a specified target by the end of 2006. Participants are granted units which are valued in terms of a share of our Class A common stock. If the target EBITDA is achieved on or before the end of 2006, the awards vest. In this instance, each participant will be entitled to receive, for each unit, the market value of a share of our Class A common stock on the date that such payment is made. Under the Incentive Compensation Plan, 40% of the payment will be made in cash. The remaining 60% may, at our option, be paid either in cash or in our restricted Class A common stock. However, if stock is to be issued in payment to participants, we are required to obtain shareholder approval of the Incentive Compensation Plan prior to any such payment. Participants must be employed by us on the date of payment in order to receive any compensation pursuant to the plan. The EBITDA target will be adjusted for any material acquisitions within the Alaska market. The award may be paid out earlier if we are sold prior to the earlier of the end of 2006 or achievement of the EBITDA target.

         Specified individuals of three groups of employees are eligible to participate in the plan. They are our Chief Executive Officer, our general managers and our senior officers. Any payments to the general manager group pursuant to the plan are included in EBITDA for purposes of determining whether the EBITDA target for the senior officer group has been met. One-half of the vested amount is valued and paid on the last day of the first quarter of the year following vesting, with the balance paid one year later.

         The provisions of the Incentive Compensation Plan pertaining to the chief executive officer are the same as for the other two groups, except any payments to the general manager and senior officer groups under the plan are included in EBITDA for purposes of determining whether the EBITDA target for the chief executive officer has been met. One-half of the total amount earned will be valued and paid on the last day of the first quarter of the year following achievement of the target EBITDA goal. The remaining one-half will be paid as deferred compensation. This amount will vest one-half on each of the first and second anniversaries of the initial award. However, in the case of our Chief Executive Officer, the individual must be employed by us on such dates for vesting to be effective. We charged $682,559 to expense during 2003 under the Incentive Compensation Plan.

         During 2003 Messrs. Hughes and Westlund and Ms. Tindall were the only Named Executive Officers who participated in the Incentive Compensation Plan. For that year and as of the Record Date, units with respect to approximately 245,000 shares of our Class A common stock were to be granted pursuant to the Incentive Compensation Plan, of which were allocated 100,000 units to Mr. Hughes, 10,000 units to Mr. Westlund and 50,000 units to Ms. Tindall.

Stock Purchase Plan

         In December 1986, we adopted a Qualified Employee Stock Purchase Plan which has been subsequently amended from time to time and is in its present form the Stock Purchase Plan. The plan is qualified under Section 401 of the Internal Revenue Code. All of our employees who have completed at least one year of service are eligible to participate in the plan. Eligible employees may elect to reduce their taxable compensation in any even dollar amount up to 12% of such compensation for employees earning more than $90,000 per year and up to 50% of such compensation, both up to a maximum per employee of $13,000 for 2004. Employees may contribute up to an additional 10% of their compensation with after-tax dollars. Starting in 2002, participants over the age of fifty may make additional elective contributions to their accounts in the plan pursuant to a schedule set forth in the Internal Revenue Code.

         Subject to certain limitations, we may make matching contributions of common stock for the benefit of employees. Such a contribution will vest in increments over the first six years of employment. Thereafter, they are fully vested when made. No more than 10% of any one employee's compensation will be matched in any year. Except for additional elective contributions made by participants over age 50, the combination of salary reductions, after-tax contributions and our matching contributions for any employee cannot exceed the lesser of $41,000 or 25% of such employees' compensation (determined after salary reduction) for any year.

         Under the terms of the Stock Purchase Plan, participating eligible employees may direct their contributions to be invested in common stock of the Company, AT&T Corp., AT&T Wireless Services, Inc., and Comcast Corporation, and shares of various identified mutual funds.

         The Stock Purchase Plan, on our behalf, may each year pay to the plan's trust fund an amount up to 100% of each participating eligible employee's elective deferral and voluntary contributions to the plan as determined by our board. This employer contribution on behalf of the participating eligible employee is to equal a stated percentage of each employee's contributions (both voluntary contributions and elective deferrals) during any payroll period. However, no such employee's elective deferral or voluntary contribution is to be matched in an amount exceeding 10% of that employee's compensation during any payroll period the employee participates in the plan. With limited exception, the amount of our contribution under the plan must not exceed either 10% of the aggregate compensation of all participating eligible employees under the plan in the year for which the contribution is being determined or the annual addition limitations of the Internal Revenue Code as provided in the plan.

         The Stock Purchase Plan is administered through a plan administrator (currently Alfred J. Walker, one of our Vice Presidents and our Chief Accounting Officer), and the plan's committee is appointed by our board. The assets of the plan are invested from time to time by the trustee at the direction of the plan's committee, except that participants have the right to direct the investment of their contributions to the Stock Purchase Plan. The plan administrator and members of the plan's committee are all our employees. The plan's committee has broad administrative discretion under the terms of the plan.

         As of the Record Date, there remained 2,683,138 shares of Class A and 464,036 shares of Class B common stock allocated to the plan and available for issuance by us or otherwise acquisition by the plan for the benefit of participants in the plan.

Stock Option Plan

         In December 1986, we adopted a stock option plan which has been amended from time to time and presently is the Stock Option Plan, i.e., our Amended and Restated 1986 Stock Option Plan.

         Under the Stock Option Plan, we are authorized to grant non-qualified options to purchase shares of Class A common stock to selected officers, directors and other employees of, and consultants or advisors to, the Company and its subsidiaries. The number of shares of Class A common stock allocated to the Stock Option Plan was last increased by 2 million shares to 10.7 million shares at our 2002 annual meeting. The number of shares for which options may be granted is subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations and certain other changes in corporate structure or capitalization.

         As of the Record Date, 6,476,064 shares were subject to outstanding options under the Stock Option Plan, 4,189,579 shares had been issued upon the exercise of options under the plan and 34,357 shares remained available for additional grants under the plan.

         As of the Record Date, the Stock Option Plan was administered by the Compensation Committee composed of six members of our board. The members of that committee are identified elsewhere in this Proxy Statement. See, "Management of
Company: Board and Committee Meetings."

         The Compensation Committee selects optionees and determines the terms of each option, including the number of shares covered by each option, the exercise price and the option exercise period which, under the Stock Option Plan, may be up to ten years from the date of grant. Options granted that have not become exercisable terminate upon the termination of the employment or directorship of the optionholder. Exercisable options terminate from one month to one year after such termination, depending on the cause of such termination. If an option expires or terminates, the shares subject to such option become available for additional grants under the Stock Option Plan.

Equity Compensation Plan Information

         The Stock Option Plan was initially approved by our shareholders in 1986. We do not have any current equity compensation plans approved by our shareholders other than the Stock Option Plan.

         The following table sets forth information regarding the number of shares of our common stock that may be issued pursuant to our equity compensation plans or arrangements as of December 31, 2003. The recipients of these grants are selected officers, directors and employees of, and consultants or advisors to, us in exchange for consideration in the form of goods or services (as described in Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation).

                      EQUITY COMPENSATION PLAN INFORMATION
                             AS OF DECEMBER 31, 2003
                                                                                           Number of Securities
                                                                                          Remaining Available for
                               Number of Securities To Be   Weighted-Average Exercise      Future Issuance under
                                 Issued Upon Exercise of       Price of Outstanding      Equity Compensation Plans
                                  Outstanding Options,        Options, Warrants and        (excluding securities
         Plan Category           Warrants and Rights (a)          Rights ($) (b)         reflected in column (a)(c)
         --------------          -----------------------          --------------         ------------------------
Equity compensation plans
approved by security
holders (1)                             6,476,064                      6.46                       34,357

Equity compensation plans
not approved by security
holders (2)                               250,000                      6.50                         -0-

           Total: (3)                   6,726,064                      6.46                       34,357

-------------------
1    Stock Option Plan.

2 Grant made in January 2001 separate from the Stock Option Plan of options to a company owned by Mr. Duncan to acquire 250,000 shares of our Class A common stock at $6.50 per share, exercisable up through March 10, 2010. See, "Ownership of Company: Principal Shareholders."

3 Messrs. Duncan, Hughes, Westlund and Dowling and one other of our employees have accumulated deferred compensation account balances that have been denominated in shares of our Class A common stock. We have acquired shares of our Class A common stock in the open market or in private transactions over the years to fund the ultimate payment of the deferred amounts. A total of 338,254 shares, of which all but 26,189 shares have vested, are owned in our name and are being held in treasury pending distribution.
-------------------

Hughes Bonus Agreement

         In consideration for agreeing to continue his employment until December 31, 2004, in December 2002 we granted Mr. Hughes the right to use certain of our real estate for two weeks each year from January 1, 2005 to December 31, 2034. Mr. Hughes may elect at any time to receive a cash bonus in lieu of the foregoing equal to $275,000 plus interest accrued at the rate of 3% per annum for the period between January 1, 2002 and the date on which the option to elect such cash payment is exercised. The bonus vests on December 31, 2004, provided Mr. Hughes has continued full-time employment with us until that date or should he die, become disabled or terminate his employment for health reasons prior to that date. Should we intend to convey such real estate to a third party, Mr. Hughes would have the right to acquire certain property adjoining that real estate or, unless he should exercise the cash option previously described, be paid an amount equal to $275,000 plus accrued interest at the rate of 3% per annum for the period from January 1, 2002 to the date on which that option is exercised. During 2003, $137,500 was accrued pursuant to this agreement.

Report on Repricing of Options/SARs

         During 2003, we did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.

Compensation Committee Interlocks and Insider Participation

         Our Compensation Committee is composed of six members of our board as identified elsewhere in this Proxy Statement. See, "Management: Board and Committee Meetings - Compensation Committee." The relationships of them to us are described elsewhere in this Proxy Statement. See, "Management of Company:
Directors and Executive Officers"; "Ownership of Company"; and "Certain Transactions." Prior to his leaving the committee in December 2003, Mr. Duncan (a Named Executive Officer) participated in deliberations of our Compensation Committee concerning executive officer compensation other than deliberations concerning his own compensation.

Compensation Committee Report on Executive Compensation

         The duties of our Compensation Committee are as follows:

         o Prepare, on an annual basis for the review of and action by our board, a statement of policies, goals, and plans for executive officer and board member compensation, if any --

              o Statement is specifically to address expected performance and compensation of and the criteria on which compensation is based for the chief executive officer and such other of our executive officers as our board may designate for this purpose.

         o Monitor the effect of ongoing events on and the effectiveness of existing compensation policies, goals, and plans--

              o Events specifically include but are not limited to the status of the premise that all pay systems correlate with our compensation goals and policies.

              o   Report from time to time, its findings to our board.

         o Monitor compensation-related publicity and public and private sector developments on executive compensation.

         o Familiarize itself with, and monitor the tax, accounting, corporate, and securities law ramifications of, our compensation policies, including but not limited to --

              o Comprehending a senior executive officer's total compensation package.

              o Comprehending the package's total cost to us and its total value to the recipient.

              o Paying close attention to salary, bonuses, individual insurance and health benefits, perquisites, historical loans made by us, special benefits to specific executive officers, individual pensions, and other retirement benefits.

         o Establish the overall cap on executive compensation and the measure of performance for executive officers, either by predetermined measurement or by a subjective evaluation.

         o Strive to make our compensation plans simple, fair, and structured so as to maximize shareholder value.

         For 2003, the duties of our Compensation Committee in the area of executive compensation specifically included addressing the reasonableness of compensation paid to executive officers. In doing so, the committee took into account how compensation compared to compensation paid by competing companies as well as our performance and available resources.

         Our compensation policy as established by our Compensation Committee is that a portion of our annual compensation of our senior executive officers relates to and is contingent upon our performance. In addition, executive officers participating in deferred compensation agreements established by us become, under those agreements, our unsecured creditors.

         In February 2003, our Compensation Committee, using as a guide the Incentive Compensation Plan, established compensation levels for 2003 for all senior corporate officers, including certain of the Named Executive Officers. Also at that time, our Compensation Committee established annual incentive bonus agreements with Mr. Duncan and with each of several of its senior and other executive officers, including Messrs. Behnke, Dowling, Hughes and Lowber, and Ms. Tindall.

         These agreements included the premise that our performance, or that of a division or subsidiary, as the case may be, for purposes of compensation would be measured by our Compensation Committee against goals established at that time and were reviewed and approved by our board. The goals included our targets for revenues and cash flow standards of the relevant division or subsidiary of our business. Targeted objectives were set and measured from time to time by our Compensation Committee. Our other business achievements obtained through the efforts of an executive officer were also taken into consideration in the evaluation of performance. Performances were evaluated and bonuses were issued as described elsewhere in this section. See, within this section, "- Executive Compensation."

         During 2003, our Compensation Committee monitored and provided direction for the Stock Purchase Plan and Stock Option Plan. In addition, our Compensation Committee reviewed compensation levels of members of management, evaluated the performance of management, and considered management succession and related matters. Our Compensation Committee reviewed in detail all aspects of compensation for the Named Executive Officers and our other executive officers.

         The practice of our Compensation Committee in future years will likely be to continue to review directly the compensation and performance of Mr. Duncan as chief executive officer. While our Compensation Committee may review recommendations by Mr. Duncan for the compensation of other senior executive officers, the committee in accordance with Nasdaq Stock Market corporate governance listing standards rules has responsibility for recommending compensation of such officers directly to our board for its determination.

                       Compensation Committee
                       Stephen M. Brett, Chair
                       Donne F. Fisher
                       William P. Glasgow
                       Stephen R. Mooney
                       Stephen A. Reinstadtler
                       James M. Schneider

Audit Committee Report

         Our Audit Committee has reviewed and discussed with management our audited financial statements for 2003. In addition, the committee has discussed with KPMG LLP, our External Auditor for that year, the matters required to be discussed by Statement of Accounting Standard 61. Those matters consisted of our External Auditor discussing with the committee the External Auditor's judgment about the quality, not just acceptability, of our financial reporting.

         Our Audit Committee has received a letter dated March 8, 2004 from KPMG LLP, as required by Independence Standards Board Standard No. 1, and discussed with those auditors their independence from us. The letter addressed all relationships with us that could affect KPMG LLP's independence and stated that, for the period from

January 1, 2003 through March 8, 2004, KPMG LLP considered itself as independent accountants with respect to us. Our Audit Committee has concluded that the services provided by KPMG LLP other than for the audit of our annual financial statement for 2003 and reviews of financial statements included in our Forms 10-Q for that year, are compatible with maintaining the External Auditor's independence regarding us.

         Based upon these reviews and discussions, our Audit Committee has recommended to our board that the audited financial statements for 2003 should be included in our annual Report on Form 10-K.

                       Audit Committee
                       James M. Schneider, Chair
                       Stephen R. Mooney
                       Stephen A. Reinstadtler

Performance Graph

         The following graph includes a line graph comparing the yearly percentage change in our cumulative total shareholder return on our Class A common stock during the five-year period 1999 through 2003. This return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period (assuming dividend reinvestment, if any) and (b) the difference between our share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of that measurement period. This line graph is compared in the following graph with two other line graphs during that five-year period, i.e., a market index and a peer index.

         The market index is the Center for Research in Securities Price Index for the Nasdaq Stock Market for United States companies. It presents cumulative total returns for a broad based equity market assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The peer index is the Center for Research in Securities Price Index for Nasdaq Telecommunications Stock. It presents cumulative total returns for the equity market in the telecommunications industry segment assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The line graphs represent monthly index levels derived from compounding daily returns.

         In constructing each of the line graphs in the following graph, the closing price at the beginning point of the five-year measurement period has been converted into a fixed investment, stated in dollars, in our Class A common stock (or in the stock represented by a given index, in the cases of the two comparison indexes), with cumulative returns for each subsequent fiscal year measured as a change from that investment. Data for each succeeding fiscal year during the five-year measurement period are plotted with points showing the cumulative total return as of that point. The value of a shareholder's investment as of each point plotted on a given line graph is the number of shares held at that point multiplied by the then prevailing share price.

         Our Class B common stock is traded over-the-counter on a more limited basis. Therefore, comparisons similar to those previously described for the Class A common stock are not directly available. However, the performance of Class B common stock may be analogized to that of the Class A common stock in that the Class B common stock is readily convertible into Class A common stock by request to us.

                    Comparison of Five-Year Cumulative Return
                Performance Graph for General Communication, Inc.


              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS PERFORMANCE GRAPH FOR GENERAL
                           COMMUNICATION, INC., NASDAQ STOCK MARKET INDEX FOR
                  UNITED STATES COMPANIES, AND NASDAQ TELECOMMUNICATIONS STOCK (2,3,4,5)
--------------------------------------------------------------------------------------------------------------------
                                                          Nasdaq Stock Market                   Nasdaq
     Measurement Period                                      Index for U.S.               Telecommunications
   (Fiscal Year Covered)            Company ($)              Companies ($)                    Stock ($)
----------------------------- ------------------------ --------------------------- ---------------------------------
        FYE 12/31/98                   100.0                     100.0                          100.0

        FYE 12/31/99                   107.7                     185.4                          178.7

        FYE 12/31/00                   172.3                     111.8                           76.1

        FYE 12/31/01                   210.0                      88.8                           51.0

        FYE 12/31/02                   165.2                      61.4                           23.5

        FYE 12/31/03                   214.2                      91.8                           39.0

-------------------
2 The lines represent monthly index levels derived from compounded daily returns that include all dividends.
3 The indexes are reweighted daily, using the market capitalization on the previous trading day.
4 If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
5    The index level for all series was set to $100.00 on December 31, 1998.

-------------------

Legal Proceedings

         As of the Record Date, our board was unaware of any legal proceedings which may have occurred during the past five years in which one or more of our directors, director nominees or executive officers were a party adverse to us, or any legal proceeding which would be material to an evaluation of the ability or integrity of one or more of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

         During 2003, there were no failures to file with the SEC Forms 3 (Initial Statement of Beneficial Ownership of Securities) and 4 (Change in Beneficial Ownership Report) on a timely basis as required under Section 16(a) of the Exchange Act.

                              CERTAIN TRANSACTIONS

Series B Agreement

         On April 30, 1999, we issued and sold the Series B preferred stock for $20 million, i.e., a total of 20,000 convertible, redeemable, accreting shares of our preferred stock. Prior to that issuance, our board, by resolution, approved the Statement of Stock Designation for the issuance of Series B preferred stock and a Series B preferred stock agreement in anticipation of the issuance and sale of the stock (that designation and agreement are referred to collectively as, "Series B Agreement").

         As of the Record Date, Toronto Dominion was the sole holder of outstanding Series B preferred stock. In April 2002 we agreed with Toronto Dominion to several amendments to, or waiver of rights in, the Series B Agreement. These changes are noted in the following description of the Series B Agreement ("Amended Series B Agreement"). The Amended Series B Agreement expressly provides that, except for the amendments set forth in that amendment, the Series B Agreement remains unchanged and in full force and effect.

         The Series B Agreement includes specific rights of holders of the Series B preferred stock, including dividend rights, liquidation rights, redemption rights, voting rights, and conversion rights. It also sets forth the terms of the sale of the stock and representations and warranties of the parties, and includes other rights of the holders of the stock, including registration rights granted to the investors.

         The Series B Agreement provides that the shares of Series B preferred stock must be ranked senior to all other of our classes of equity securities. Under that agreement, as amended, the holders of the Series B preferred stock will receive dividends at the rate of 8.5% of a liquidation preference payable semiannually, in cash, or, prior to May 1, 2003, in additional fully-paid shares of Series B preferred stock. The Series B Agreement also includes that, should we be permitted to issue equity redeemable at the option of the holder, the parties to the agreement would agree to enter into appropriate amendments to the offering to permit the holders to demand redemption at any time after the fourth anniversary of the issuance of the Series B preferred stock. The liquidation preference specified in the Series B Agreement is $1,000 per share, plus accrued but unpaid dividends and fees. In 2000, the Alaska legislature enacted revisions to the Alaska Corporations Code to allow an Alaska corporation, e.g., the Company, to issue such redeemable equity. As of the Record Date, the Series B Agreement had not been amended to include these redemption provisions.

         The Series B Agreement provides for mandatory redemption twelve years from the date of closing on the sale of stock or upon the occurrence of certain "triggering events." These events include an acceleration of certain of our obligations having an outstanding balance in excess of $5 million, a change in control of us, commencement of bankruptcy or insolvency proceedings against us, a breach of the limitations on certain of our long term debt set forth in the offering, a liquidation or dissolution of us, or a merger, consolidation or sale of all or substantially all of our assets which would significantly and adversely affect the rights and preferences of the outstanding Series B preferred stock. The terms also include redemption of those shares at our option any time after the fourth anniversary of the closing. The redemption price is the amount paid plus accrued and unpaid dividends. The Amended Series B Agreement provides that we are not obligated to provide notice to the holders of Series B preferred stock upon the occurrence of a triggering event which results from a change of control caused by any change in ownership of us resulting in MCI owning our voting stock with less than 18% but at least 15% of the total combined voting power of our outstanding stock.

         The Series B Agreement provides that the Series B preferred stock is convertible at any time into shares of our Class A common stock with a conversion price of $5.55 per share. The terms include, in the event we shall be unable or unwilling to redeem the Series B preferred stock subject to the terms of the mandatory redemption, the investors will have the option to convert their Series B preferred stock into our Class A common stock. The terms further include that the shares of Series B preferred stock are exchangeable, in whole but not in part, at our option into subordinated debt with terms and conditions comparable to those governing the Series B preferred stock.

         The Series B Agreement provides that holders of the Series B preferred stock will have the right to vote on all matters presented for vote to holders of common stock on an as-converted basis. Additionally, the agreement requires, as long as shares of Series B preferred stock are outstanding and unconverted, that its holders have the right to vote, as a class, and we must obtain the written consent of holders of a majority (at least 80% for the first three items) of that stock to take any of the following actions:

         o Amend the Articles or amend or repeal the Bylaws in a way which significantly and adversely affects the rights or preferences of holders of the outstanding Series B preferred stock.

         o Issue additional shares of our preferred stock except as may be required under the terms and conditions of the issuance of the Series B preferred stock.

         o Merge or consolidate us with another entity or sell all or substantially all of our assets, in any case where the terms of that action would significantly and adversely affect the rights, privileges, and preferences of the Series B preferred stock.

         o    Liquidate or dissolve us.

         o Declare or pay any dividends on our capital stock, other than to the holders of the Series B preferred stock, or set aside any sum for any such purpose.

         o Purchase, redeem or otherwise acquire for value, or pay into or set aside as a sinking fund for such purpose, any of our capital stock other than the Series B preferred stock, or any warrant, option or right to purchase any such capital stock, other than that Series B preferred stock.

         o Take any action which would result in taxation of the holders of the Series B preferred stock under Section 305 of the Internal Revenue Code.

         Of these seven specific actions, the Alaska Corporations Code, to which we are subject, generally requires shareholder approval of actions one (article amendment), three (merger and other reorganization), and four (dissolution). The Alaska Corporations Code requires an affirmative vote by at least a simple majority of the outstanding shares to approve an amendment to corporate articles. The code further provides that holders of outstanding shares of a class may vote as a class on such proposed amendment where the amendment addresses certain specific changes, including changes to the designations, preferences, limitations or relative rights of the shares of the class or changes which increase the rights and preference of a class having rights and preferences prior or superior to the shares of the class. In this instance at least a simple majority of the outstanding shares, by class, would be required to approve the article amendment.

         The Alaska Corporations Code further requires an affirmative vote by at least two-thirds of the outstanding shares (and by at least two-thirds of the outstanding shares per class, if a class of shares is entitled to vote) to approve a merger, consolidation, sale of assets not in the regular course of business, or dissolution of a corporation. The code allows a corporation to specify in its articles of incorporation that its board shall have the exclusive right to adopt, alter, amend or repeal its bylaws. The Articles provide that our board has that exclusive right with respect to the Bylaws. The other four specific actions, i.e., two (issuance of additional shares), five (declaration of dividends), six (purchase of capital stock), and seven (action adverse to taxation position regarding the Series B preferred stock), typically do not require shareholder approval. That is, under the present Articles, these four actions, normally, are matters upon which our board has authority to act.

         At the 2000 annual meeting, our shareholders approved an amendment to the Articles, allowing us to enter into agreements for the sale of preferred stock with no restriction on voting rights by class. These amendments to the Articles were subsequently filed with the State of Alaska and became effective July 31, 2000. With this change, we could call-in and reissue the Series B preferred stock to eliminate from the triggering events a reorganization of us. As of the Record Date, we had not yet negotiated such terms with the present holders of Series B preferred stock.

         The holders of Series B preferred stock have other rights with respect to membership on our board or observing status at board meetings as described elsewhere in this Proxy Statement. See, "Management of Company: Rights of Holders of Series B Preferred Stock in Nomination To or Observer Status Regarding the Board."

         The Series B Agreement provides that the holders of the Series B preferred stock will have a right of first refusal to acquire up to a total of $5 million in the next private financing that we might choose to initiate.

         The Series B preferred stock is convertible at any time into our Class A common stock with registration rights. See "Certain Transactions: Registration Rights Agreements."

MCI Agreements

         As of the Record Date, we continued to have a significant business relationship with MCI, including the following:

         o Under the MCI Traffic Carriage Agreement, we agreed to terminate all Alaska-bound MCI long distance traffic, to handle its toll-free 800 traffic originating in Alaska and terminating in the lower 49 states, its calling card customers when they are in Alaska, and its Alaska toll-free 800 traffic, and to provide data circuits to MCI as required.

         o Under a separate Company Traffic Carriage Agreement, MCI agreed to terminate all of our long-distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii, to originate calls for our calling card customers when they are in the lower 49 states, to provide toll-free 800 service for our customer requirements outside of Alaska, and to provide certain Internet access services.

         o In June 2001 we acquired MCI's 85% interest in GCI Fiber Communication Co., Inc., f/k/a Kanas Telecom, Inc., an Alaska corporation (see below, "Kanas Transaction"), a company that owns and operates an 800-mile fiber optic cable system constructed along the trans-Alaska oil pipeline corridor extending from Prudhoe Bay to Valdez, Alaska, and, in exchange for that interest, we issued 10,000 shares of our Series C preferred stock to MCI (directly or to its subsidiaries).

         o An officer and employee of MCI (Mr. Mooney) serves as one of our directors. See, "Management of Company: Directors and Executive Officers."

         o In June 2000 we granted stock options to certain of our directors or the company for which each may have been employed (options to Mr. Mooney were granted to WorldCom Ventures, Inc., a wholly-owned indirect subsidiary of MCI). See, "Management of Company: Director Compensation."

         o We are a party to registration rights agreements with MCI regarding our Class A and Class B common stock and Series C preferred stock. See, "Certain Transactions: Registration Rights Agreements."

         On July 21, 2002 MCI and substantially all of its active U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. Chapter 11 allows a company to continue operating in the ordinary course of business in order to maximize recovery for the company's creditors and shareholders. The filings have enabled MCI to continue to conduct business while it develops a reorganization plan. Payments by MCI to us under these agreements are subject to those bankruptcy proceedings. We established a bad debt reserve for uncollected balances due from MCI as of July 21, 2002. On July 22, 2003 the United States Bankruptcy Court approved the settlement of pre-petition amounts owed to us by MCI and affirmed all of our existing contracts with MCI. As a part of that settlement, a portion of the pre-petition accounts receivable balance owed by MCI to us is to be used as a credit against amounts payable for future services purchased from MCI. The MCI settlement and release agreement are further discussed in our annual Report. As of the Record Date, MCI was current on payments under those agreements subsequent to that date.

         The stock issued by us in the Kanas Transaction is convertible, redeemable accreting Series C preferred stock valued at $10 million. The Series C preferred stock is convertible at $12 per share into our Class A common stock, is non-voting and pays a 6% per annum quarterly cash dividend. Each share of the Series C preferred stock is convertible into a number of shares of Class A common stock equal to the liquidation preference divided by the conversion price. We may redeem the Series C preferred stock at any time in whole but not in part. Redemption is required at any time after the fourth anniversary date at the option of holders of 80% of the outstanding shares of the Series C preferred stock. The redemption price is $1,000 per share plus the amount of all accrued and unpaid dividends, whether earned or declared, through the redemption date. In the event of a liquidation of us, the holders of Series C preferred stock are entitled to be paid an amount equal to the redemption price before any distribution or payment is made upon our common stock or shares of preferred stock issued subsequent to the issuance of the Series C preferred stock which by the terms of its issuance is junior to the Series C preferred stock. Our Series B preferred stock is senior to the Series C preferred stock. As of the Record Date, the redemption amount for the Series C preferred stock was $1,001.97 per share.

         Revenues attributed to the MCI Traffic Carriage Agreement in 2003 were approximately $82 million, or approximately 21% of total revenues. Payments by us to MCI under the Company Traffic Carriage Agreement in 2003 were approximately $5.1 million, or approximately 4.1% of total cost of sales and services. The MCI Traffic Carriage Agreement provides for a term to July 2008.

Duncan Leases

         We entered into a long-term capital lease agreement ("Duncan Lease") in 1991 with a partnership in which Mr. Duncan, our President and Chief Executive Officer and one of our directors, held a 50% ownership interest. Mr. Duncan sold his interest in the partnership in 1992 to Dani Bowman, who later became Mr. Duncan's spouse. However, Mr. Duncan remains a guarantor on the note which was used to finance the acquisition of the property subject to the Duncan Lease. That property consists of a building presently occupied by us. The original Duncan Lease term was 15 years with monthly payments of $14,400, increasing in $800 increments at each two-year anniversary of the lease, beginning in 1993.

         As of the Record Date, the monthly payments were $18,400 plus $1,600 as described below. The Duncan Lease provided that if the property was not sold prior to the end of the tenth year of the lease, the partnership would pay to us the greater of one-half of the appreciated value of the property over $1,035,000, or $500,000. We received payment of $500,000 in the form of a note in February 2002. The property subject to the Duncan Lease was capitalized in 1991 at the partnership's cost of $900,000, and the Duncan Lease obligation was recorded in the consolidated financial statements of the Company. See, "Annual Report."

         On September 11, 1997, we purchased, for $150,000, a parcel of property adjoining the property subject to the Duncan Lease. The parcel was purchased to provide space for additional parking facilities for our use of the adjoining property under the Duncan Lease. A portion of the parcel, valued at $87,900, was simultaneously deeded to Dani Bowman in order to accommodate the platting requirements of the Municipality of Anchorage necessary to allow use of the parcel for parking facilities. In June 1999, we agreed, in exchange for a payment of $135,000, to extend the lease term for an additional five-year term expiring September 30, 2011 at a rental rate of $20,000 per month and to incorporate the adjoining property into the lease agreement. The lease was further amended in February 2002 to provide for additional monthly rents of $1,600 per month beginning on October 1, 2001 and through the end of the lease term.

         In January 2001 we entered into an aircraft operating lease agreement with a company owned by Mr. Duncan. The lease agreement is month-to-month and may be terminated at any time upon 120 days written notice. Upon executing the lease agreement, the lessor was granted an option to purchase 250,000 shares of our Class A common stock at $6.50 per share, all of which were fully exercisable as of the Record Date. We paid a deposit of $1.5 million to the lessor in connection with the lease agreement. The deposit will be repaid to us upon the earlier of six months after the lease terminates or nine months after the date of a termination notice as provided in the lease agreement. Effective in January 2002 the lease payment was increased to $50,000 per month and the lessor agreed to repay the deposit upon termination of the lease. We agreed to allow the lessor, at its option, to repay the deposit with Company common stock, assuming such repayment did not violate any covenants in our preferred stock agreements or credit facilities.

Indebtedness of Management

         Federal securities law prohibits public companies, e.g., the Company, from extending, maintaining or arranging credit to, for, or on behalf of its executive officers and directors. Loans made before July 29, 2002 are grandfathered, i.e., allowed to remain effective. However, material modifications of grandfathered loans are prohibited. The several existing loans to the Named Executive Officers are subject to these provisions of the act and must be paid off in accordance with their terms.

         A significant portion of the compensation paid to our executive officers is in the form of stock options. Because insider sales of our capital stock upon exercise of such options might have a negative impact on the price of our common stock, our board had encouraged our executive officers not to exercise stock options and sell the underlying stock to meet personal financial requirements. We had instead extended loans to such executive officers. As of the Record Date, total indebtedness of management was $9,728,025 (including accrued interest of $1,463,526), $1,069,861 in principal amount of which was secured by shares or options, $531,115 of which was otherwise secured by collateral of the borrowers, and $6,663,523 of which was unsecured.

         The largest aggregate principal amount of indebtedness owed by executive officers since the beginning of 2003 through the Record Date, and the amount of principal and accrued interest that remained outstanding as of the Record Date were as follows (executive officers not listed had no indebtedness to us during that period):

                                     Largest Aggregate     Principal Amount      Interest Amount
                                     Principal Amount      Outstanding as of    Outstanding as of
           Name                       Outstanding ($)       Record Date ($)      Record Date ($)
           ----                       ---------------       ---------------      ---------------
           Ronald A. Duncan              4,922,500             4,333,278             576,044

           G. Wilson Hughes              1,486,763             1,486,763             195,408

           William C. Behnke               933,426               933,426             213,754

           Richard P. Dowling            1,275,981               760,859             304,386

           John M. Lowber                  369,058               369,058              66,440

           Richard D. Westlund             621,381               381,115             107,494

         Mr. Duncan's loans were made for his personal use and to exercise rights under stock option agreements. The loans accrue interest at the prime rate as published in the Wall Street Journal and are unsecured. The first repayment installment became due on December 31, 2003 in the amount of $750,000. Subsequent installments become due in that amount on each of December 31, 2004 through 2007, with any remaining balance due on February 8, 2007, together with accrued interest. The loan agreement included a provision that allowed a $500,000 payment, that would otherwise have been due on December 31, 2002, to be extended to February 8, 2007 in exchange for a payment of $25,000. The payment date was extended in return for Mr. Duncan's payment of $25,000 to us on December 31, 2002. The amounts due may be paid in either cash or stock. Payments in stock will be valued at the closing price of the stock on the date of payment. Payments in stock are subject to the covenants in our preferred stock agreements and credit facilities.

         In addition to the previously described indebtedness of Mr. Duncan, during 2001 and 2002 we made payments to others on behalf of Mr. Duncan in the amount of $348,605 and $6,373, respectively. The cumulative amount of these payments by us during 2003 and through the Record Date totaled $3,077. The payments bear no interest, and we were reimbursed by Mr. Duncan for them. A credit balance of $9,929 due Mr. Duncan remained outstanding as of the Record Date.

         Mr. Hughes' loans were made for his personal use and to exercise rights under stock option agreements with us. The loans accrue interest at our variable rate under our senior credit facility, are unsecured, and become due together with accrued interest through December 3, 2006.

         Mr. Behnke's loans were made for his personal use and to exercise rights under stock option agreements with us. Mr. Behnke's notes in the amount of $474,424 are unsecured, while the balance of the notes are secured by Class A common stock held by Mr. Behnke. Mr. Behnke's loans bear interest at our variable rate under our senior credit facility and, in one case, at 9% per annum. The notes are due, together with accrued interest, in November and December 2006.

         Should we elect to terminate Mr. Behnke's employment, other than for cause, prior to November 1, 2004, we would forgive any remaining balance of principal and interest associated with the September and November 1999 borrowings totaling $300,000 in principal amount.

         Of the amount owed by Mr. Dowling at the Record Date, all but $150,000 in principal amount is secured by 160,297 shares of Class A common stock and 74,028 shares of Class B common stock. On May 17, 2000, we advanced $150,000 to Mr. Dowling for his personal requirements. The loan was secured by a second deed of trust on real property. Mr. Dowling's loans are payable in full through December 31, 2006 and bear interest at our variable rate under our senior credit facility.

         The loans to Mr. Lowber were made for his personal use and to exercise rights under stock option agreements with us. Notes in the principal amount of $184,058 bear interest at our variable rate under our senior credit facility, and the remaining principal amount of $185,000 bears interest at a rate of 6.49% per annum. So long as Mr. Lowber remains in our employ, the accrued interest on the $185,000 note is to be waived at the beginning of each year. The loans are unsecured and are due through June 30, 2006.

         Mr. Westlund's loans were made for his personal use and to exercise rights under stock option agreements with us. The loans accrue interest at our variable rate under our senior credit facility. One note was paid off at the end of last year, and the other is secured by proceeds under a life insurance policy. The note is due, together with accrued interest, on December 31, 2004.

Registration Rights Agreements

         We are a party to registration rights agreements ("Registration Rights Agreements") with the following:

         o MCI (including subsidiaries) regarding all shares it holds in our Class A and Class B common stock and Series C preferred stock

         o Toronto Dominion regarding all shares it holds in our Series B preferred stock

         o    Several holders of our new senior notes ("New Senior Notes")

         MCI and Toronto Dominion are significant shareholders of the indicated classes or series of Company stock. For example, Toronto Dominion is the holder of all 12,637 shares outstanding of the Series B preferred stock. For holdings of other classes and series see, "Ownership of Company - Principal Shareholders." As of the Record Date, none of these persons or their affiliates, other than those identified elsewhere in this Proxy Statement, were our directors, officers, nominees for election as directors, or members of the immediate family of such directors, officers, or nominees.

         The terms of the Registration Rights Agreements with MCI and Toronto Dominion share several common terms. The basic terms are as follows. In the case of either agreement, we propose to register any of our securities under the Securities Act of 1933, as amended ("Securities Act") for our own account or for the account of one or more of our shareholders, we must notify all of the holders under the agreement of that intent. In addition, we must allow the holders an opportunity to include their shares ("Registerable Shares") in that registration.

         Under both the MCI and Toronto Dominion Registration Rights Agreements, each holder also has the right, under certain circumstances, to require us to register all or any portion of such holder's Registerable Shares under the Securities Act. These agreements are both subject to certain limitations and restrictions, including, in cases other than the Series B preferred stock, our right to limit the number of Registerable Shares included in the registration. Generally, we are required to pay all registration expenses in connection with each registration of Registerable Shares pursuant to these agreements.

         The Registration Rights Agreement between MCI and us, dated June 30, 2001, specifically requires us to effect no more than four demand registrations at the request of MCI and an unlimited number of opportunities to include its Registerable Shares in other of our security registrations. However, each registration request by MCI must include Registerable Shares having an aggregate market value equal to or more than $1.5 million. The agreement between Toronto Dominion and us, dated April 30, 1999 pertains to Class A common stock which is issued by us upon the holder's exercise of rights to convert the preferred stock to Class A common stock. The agreement specifically requires us to effect no more than two registrations at the request of holders of at least 15% of the registerable securities.

         As a part of the transaction involving issuance of our New Senior Notes (see elsewhere in this Proxy Statement - "Ownership of Company: Change of Control - New Senior Notes"), we entered into a Registration Rights Agreement with the holders of the notes. Under the terms of this agreement, we are to make reasonable best efforts to file with the SEC not later than 120 days after the February 17, 2004 issuance date for the notes a registration statement under the Securities Act allowing an exchange of the new notes, which were issued not pursuant to a registration under that federal securities law, for ones through which their offering is registered under that law. The registered notes are essentially to be the same as the unregistered notes, except that the registered notes are not to have a restrictive legend and the interest on the registered notes is to accrue from a date as defined in the agreement. With limited exception, we are not required to register the offering of the New Senior Notes beyond the initial exchange offering as previously described. A holder of the unregistered notes falling within the exception may be entitled to require one additional shelf registration of the notes continuously effective under the Securities Act for up to two years from the initial issue date of the notes. We are to bear all fees and expenses incurred in performance of, or compliance with, the agreement.

                              OWNERSHIP OF COMPANY

Principal Shareholders

         The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our Class A common stock and Class B common stock and our Series B preferred stock (Series C preferred stock is not included in the table in that it did not as of the Record Date have voting rights exercisable at our annual meeting) by each of the following:

         o Each person known by us to own beneficially 5% or more of the outstanding shares of Class A common stock or Class B common stock, or Series B preferred stock.

         o    Each of our directors.

         o    Each of the Named Executive Officers.

         o    All of our executive officers and directors as a group.

All information with respect to beneficial ownership has been furnished to us by the respective shareholders.

                                              Amount and
                                               Nature of                                             % Combined
                                              Beneficial                     % of Total Shares         Voting
Name and Address of             Title of     Ownership (2)                      Outstanding             Power
Beneficial Owner (1)            Class (2)        (#)         % of Class (2)  (Class A & B) (2)     (Class A & B) (2)
------------------------        --------     -------------   --------------  -----------------     ----------------
                                                                                 I        II         I        II
                                                                                ---      ----       ---      ----
Stephen M. Brett                 Class A          25,000 (3)          *           *         *         *         *
                                 Class B         - - -            - - -
                                 Series B        - - -            - - -

Ronald A. Duncan                 Class A       1,425,032 (4)        2.7         3.3       3.2       6.6       6.4
                                 Class B         460,021 (4)       11.9
                                 Series B        - - -            - - -

Donne F. Fisher                  Class A          62,135 (3,5)        *           *       2.4         *       2.3
                                 Class B         212,688 (5)        5.5
                                 Series B          - - -          - - -


William P. Glasgow               Class A          99,944 (6)          *           *         *         *         *
                                 Class B           - - -          - - -
                                 Series B          - - -          - - -

G. Wilson Hughes                 Class A         721,012 (7)        1.4         1.3       1.2         *         *
                                 Class B           2,765 (7)          *
                                 Series B          - - -          - - -

John M. Lowber                   Class A         617,411 (8)        1.2         1.1         1         *         *
                                 Class B           6,286 (8)          *
                                 Series B          - - -          - - -

Stephen R. Mooney                Class A           - - -          - - -       - - -     - - -     - - -     - - -
                                 Class B           - - -          - - -
                                 Series B          - - -          - - -

Stephen A. Reinstadtler          Class A           - - -          - - -       - - -     - - -     - - -     - - -
                                 Class B           - - -          - - -
                                 Series B          - - -          - - -

James M. Schneider               Class A          55,000 (3)          *           *         *         *         *
                                 Class B           - - -          - - -
                                 Series B          - - -          - - -

Dana L. Tindall                  Class A         307,611 (9)          *           *         *         *         *
                                 Class B           3,835 (9)          *
                                 Series B          - - -          - - -

Richard D. Westlund              Class A         229,560 (10)         *           *         *         *         *
                                 Class B           3,618          - - -
                                 Series B          - - -          - - -

GCI Qualified Employee           Class A       5,937,259           11.1        10.6      10.2       7.7       7.5
Stock Purchase Plan              Class B         109,063            2.8
2550 Denali St., Ste. 1000       Series B          - - -          - - -
Anchorage, AK  99503

Estate of Kim Magness            Class A         170,330 (11)         *         1.6       1.5       8.3       8.1
c/o Raymond L. Sutton, Jr.       Class B         745,628 (11)       19.3
303 East 17th Ave., Ste. 1100    Series B          - - -          - - -
Denver, CO  80203-1264

Gary Magness                     Class A         176,330 (12)         *         1.6       1.6       8.3       8.1
c/o Raymond L. Sutton, Jr.       Class B         744,228 (12)      19.3
303 East 17th Ave., Ste. 1100    Series B          - - -          - - -
Denver, CO  80203-1264

                                              Amount and
                                               Nature of                                             % Combined
                                              Beneficial                     % of Total Shares         Voting
Name and Address of             Title of     Ownership (2)                      Outstanding             Power
Beneficial Owner (1)            Class (2)        (#)         % of Class (2)  (Class A & B) (2)     (Class A & B) (2)
------------------------        --------     -------------   --------------  -----------------     ----------------
                                                                                 I        II         I        II
                                                                                ---      ----       ---      ----
Toronto Dominion                 Class A          19,176 (13)         *           *       3.9         *       2.4
Investments, Inc.                Class B           - - -          - - -
31 West 52nd Street              Series B         12,637 (13)       100
New York, NY  10019-6101

Robert M. Walp                   Class A         294,767 (14)         *           1         1       3.6       3.5
804 P St., Apt. 4                Class B         303,457 (14)       7.9
Anchorage, AK 99501              Series B          - - -          - - -

Westport Asset Management, Inc.  Class A       3,032,351            5.7         5.3       5.1       3.3       3.2
253 Riverside Avenue             Class B           - - -          - - -
Westport, CT  06880              Series B          - - -          - - -

MCI                              Class A       4,622,342 (15)       8.5        10.1       9.8      18.8      18.3
2201 Loudoun County Parkway      Class B       1,275,791           33.0
Ashburn, VA  20147               Series B          - - -          - - -

All Directors and Executive      Class A       4,744,083 (16)       8.6         9.3       8.9      13.3      13.0
  Officers As a Group            Class B         767,997 (16)      19.9
  (18 Persons)                   Series B          - - - (16)     - - -

-------------------
* Represents beneficial ownership of less than 1% of the corresponding class or series stock.

1 Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of our stock that a person has the right to acquire within 60 days of the Record Date are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the footnotes to the table. Addresses are provided only for persons other than management who own beneficially more than 5% of the outstanding shares of Class A or B common stock or Series B preferred stock.

2 "Title of Class" includes our Class A common stock, Class B common stock, and Series B preferred stock. "Amount and Nature of Beneficial Ownership" and "% of Class" are given for each class or series of stock. "% of Total Shares Outstanding" and "% Combined Voting Power" are given (a) under column I as excluding Series B preferred stock outstanding and (b) under column II as including Series B preferred stock outstanding and on an as-converted to Class A common stock basis at the conversion price as set in the Series B Agreement, i.e., $5.55 per share. As of the Record Date, the 12,637 shares of Series B preferred stock outstanding (excluding accrued dividends payable in cash or in Class A common stock to that date) would convert to 2,276,937 shares of Class A common stock.

3 Includes 25,000 shares of our Class A common stock subject to stock options granted under the Stock Option Plan to each of Messrs. Brett, Fisher, and Schneider in February 1997 which they each respectively have the right to acquire within 60 days of the Record Date by exercise of the respective stock options. The exercise price for each option is $7.50 per share.

4 Includes 131,674 shares of Class A common stock and 6,270 shares of Class B common stock allocated to Mr. Duncan under the Stock Purchase Plan. Does not include 195,331 shares of Class A common stock held by us in treasury pursuant to deferred compensation agreements with us. Does not include 29,453 shares of Class A common stock held by Amanda Miller, Mr. Duncan's daughter, of which Mr. Duncan disclaims beneficial ownership. Does not include 18,560 shares of Class A common stock or 8,242 shares of Class B common stock held by the Amanda Miller Trust, with respect to which Mr. Duncan has no voting or investment power. Does not include 50,650 shares of Class A common stock or 27,020 shares of Class B common stock held by Dani Bowman, Mr. Duncan's wife, of which Mr. Duncan disclaims beneficial ownership. Includes 250,000 shares of Class A common stock which a company owned by Mr. Duncan has the right to acquire within 60 days of the Record Date by the exercise of stock options.

5 Does not include 300,200 shares of Class A and 225,000 shares of Class B common stock owned by Fisher Capital Partners, Ltd., the corporate general partner of which is affiliated with Mr. Fisher's spouse. Mr. Fisher disclaims any beneficial ownership of these shares.

                                                                         Page 50

6 Does not include (i) 5,259 shares owned by Diamond Ventures, LLC of which Mr. Glasgow is President; (ii) 158 shares beneficially owned by minor children of Mr. Glasgow; and (iii) 12,500 remaining shares of an option to acquire 25,000 shares of Class A common stock issued to SKA Management, Inc. The options vest in four equal annual installments, are exercisable at $7.50 per share, and expire if not exercised within 10 years of their grant in June 2000. Mr. Glasgow disclaims any beneficial ownership of the shares held by these entities or held by his children.

7 Includes 150,000 shares of Class A common stock which Mr. Hughes has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 67,012 shares of Class A common stock and 2,765 shares of Class B common stock allocated to Mr. Hughes under the Stock Purchase Plan. Does not include 67,437 shares of Class A common stock held in treasury by us to fund vested deferred compensation. See, "Management of Company: Employment Agreements."

8 Includes 405,425 shares which Mr. Lowber has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 54,328 shares of Class A common stock and 6,016 shares of Class B common stock allocated to Mr. Lowber under the Stock Purchase Plan.

9 Includes 235,787 shares which Ms. Tindall has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 71,565 shares of Class A common stock and 3,835 shares of Class B common stock allocated to Ms. Tindall under the Stock Purchase Plan.

10 Includes 78,333 shares which Mr. Westlund has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 58,704 shares of Class A common stock and 3,618 shares of Class B common stock allocated to Mr. Westlund under the Stock Purchase Plan. Does not include 31,469 shares of our Class A common stock of which 12,022 shares are held in treasury by us to fund Mr. Westlund's vested deferred compensation.

11 Includes 76,688 shares of Class A and 620,608 shares of Class B common stock owned by Magness FT Investment Company, LLC of which the estate of Mr. Magness owns a 50% interest.

12 Includes 76,688 shares of Class A and 620,608 shares of Class B common stock by Magness FT Investment Company, LLC of which Mr. Magness owns a 50% interest.

13 Includes 18,750 shares of Class A common stock which Toronto Dominion Investments has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Excludes accrued dividends on Series B shares.

14 Includes 38,231 shares of Class A common stock and 2,408 shares of Class B common stock allocated to Mr. Walp under the Stock Purchase Plan. Includes 20,920 shares of Class A common stock which Mr. Walp has the right to acquire within 60 days of the Record Date by the exercise of vested stock options.

15 Includes 833,333 shares of Class A common stock issuable upon conversion of 1,000 shares of Series C preferred stock and 37,500 shares of Class A common stock MCI has a right to acquire within 60 days of the Record Date by the exercise of vested stock options.

16 Includes 1,927,738 shares of Class A common stock which such persons have the right to acquire within 60 days of the Record Date through the exercise of vested stock options. Includes 493,028 shares of Class A common stock and 27,260 shares of Class B common stock allocated to such persons under the Stock Purchase Plan. Excludes, as of the Record Date, all of the outstanding Series B preferred stock (on an as-converted basis to our Class A common stock) owned by an affiliate of Mr. Reinstadtler, i.e., Toronto Dominion.
-------------------

Changes in Control

         Series B Preferred Stock. The Series B Agreement provides that the holders of the Series B preferred stock have the right to vote on all matters presented for vote to the holders of our Class A common stock on an as-converted basis. In addition, the holders of the outstanding Series B preferred stock have limited voting rights as a class or otherwise to require us to request its consent on specific actions which might be taken including amending the Articles, restructuring the Company, paying dividends, and redeeming stock. Under the present Articles, the Class A common stock and Class B common stock vote for directors and on such specific actions, as one class, with limited exceptions as set forth in the Alaska Corporations Code. These exceptions include action to amend the articles of incorporation of a corporation in certain specific areas including changes in the designations, preferences, limitations, or relative rights of shares of the class.

         The holders of outstanding Series B preferred stock have the right to convert their shares into our Class A common stock at a specified conversion price, as adjusted. As of the Record Date, Toronto Dominion remained as the sole holder of Series B preferred stock.

         As of the Record Date, the conversion price was $5.55 per share. Using that conversion price and assuming the conversion of all of the outstanding Series B preferred stock of the remaining holder of the Series B preferred stock as of the Record Date, the stock could be converted into 2,276,937 shares of our Class A common stock (excluding dividends accrued through that date) which would constitute approximately 4.1% of our then outstanding Class A common stock.

         As a part of the terms of the issuance of the Series B preferred stock, our board increased its size by one director. The selection and nomination of that director is subject to certain terms of the Series B Agreement. See, "Management of Company: Rights of Holders of Series B Preferred Stock in Nomination To, or Observer Status Regarding, the Board."

         Pledged Assets and Securities. Our obligations under our credit facilities are secured by substantially all of our assets. Should there be a default by us under such agreements, our lenders could gain control of our assets. We have been at all times since January 1, 2003 and up through the Record Date, in compliance with all material terms of these credit facilities. These obligations and pledges are further described in our Annual Report. See, "Annual Report."

         New Senior Notes. In February 2004 GCI, Inc., our wholly-owned subsidiary, sold our New Senior Notes, i.e., $250 million in aggregate principal amount of senior debt securities due in 2014. The net proceeds from the New Senior Notes were primarily used to repay our then existing $180 million in senior notes, and to repay term and revolving portions of our senior credit facility totaling $53.8 million. The New Senior Notes were offered only to qualified institutional buyers pursuant to Rule 144A and non-U.S. persons pursuant to Regulation S adopted pursuant to the Securities Act. The New Senior Notes had not as of the Record Date been registered under the Securities Act and, unless registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. See "Certain Transactions: Registration Rights Agreements."

         The New Senior Notes are subject to the terms of an indenture ("Indenture") entered into by GCI, Inc. Upon the occurrence of a change of control, as defined in the

Indenture, GCI, Inc. is required to offer to purchase the New Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

         The Indenture provides that the New Senior Notes are redeemable at the option of GCI, Inc. at specified redemption prices commencing in 2009. The terms of the New Senior Notes contain limitations on the ability of GCI, Inc. and its restricted subsidiaries to incur additional indebtedness, limitations on investments, payment of dividends and other restricted payments and limitations on liens, asset sales, mergers, transactions with affiliates and operation of unrestricted subsidiaries. The Indenture also limits the ability of GCI, Inc. and its restricted subsidiaries to enter into or allow to exist specified restrictions on the ability of GCI, Inc. to receive distributions from restricted subsidiaries.

         For purposes of the Indenture and the New Senior Notes, the restricted subsidiaries consist of all of our direct or indirect subsidiaries, with the exception of the unrestricted subsidiaries, none of which existed as of the Record Date. Under the terms of Indenture an unrestricted subsidiary is a subsidiary of GCI, Inc. so designated from time to time in accordance with procedures as set forth in the Indenture.

         We and GCI, Inc. were, throughout 2003 and up through the repayment of the previous senior notes in February 2004, fully in compliance with the material terms of the previous corresponding indenture. In addition, we and GCI, Inc. have since the issuance of the New Senior Notes and up through the Record Date, been in compliance with all material terms of the Indenture including making timely payments on the obligations of GCI, Inc.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Overview

         Our Audit Committee has retained KPMG LLP as the External Auditor, i.e., independent certified public accountants for us, during 2003. It is anticipated that the Audit Committee will appoint KPMG LLP as the External Auditor for 2004. A representative of KPMG LLP is expected to be present at our annual meeting. The representative will have the opportunity to make a statement, if so desired, and will be able to respond to appropriate questions.

Pre-Approval Policies and Procedures

         We have established as policy, through the adoption of the Audit Committee Charter that, before our External Auditor is engaged by us to render audit services, the engagement must be approved by the Audit Committee.

         While our Audit Committee may, in the alternative, establish specific additional pre-approval policies and procedures to be followed in selection and engagement of an

External Auditor and which are detailed as to the particular service, require that the Audit Committee is informed of each service and require that such policies and procedures do not include delegation of the committee's responsibilities under the Exchange Act to our management, the committee has not established such alternative to its direct pre-approval of the External Auditor.

         Our pre-approval policies and procedures with respect to Non-Audit Services include as a part of the Audit Committee Charter that the Audit Committee may choose any of the following options for approving such services:

         o Full Audit Committee - The full Audit Committee can consider each Non-Audit Service.

         o Designee - The Audit Committee can designate one of its members to approve a Non-Audit Service, with that member reporting approvals to the full committee.

         o Pre-Approval of Categories - The Audit Committee can pre-approve categories of Non-Audit Services. Should this option be chosen, the categories must be specific enough to ensure both of the following -

              o The Audit Committee knows exactly what it is approving and can determine the effect of such approval on auditor independence.

              o Management will not find it necessary to decide whether a specific service falls within a category of pre-approved Non-Audit Service.

         The Audit Committee's pre-approval of Non-Audit Services may be waived under specific provisions of the Audit Committee Charter. The prerequisites for waiver are as follows: (1) the aggregate amount of all Non-Audit Services constitutes not more than 5% of the total amount of revenue paid by us to the External Auditor during the fiscal year in which those services are provided;
(2) the service is originally thought to be a part of an audit by the External Auditor; (3) the service turns out to be a Non-Audit Service; and (4) the service is promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the committee or by one or more members of the committee who are members of our board to whom authority to grant such approvals has been delegated by the committee.

Fees and Services

         KPMG LLP has provided certain audit, audit-related, and tax services, the aggregate fees billed in each of these categories for each of the past two fiscal years are as follows:

         o    Audit Fees - Were $225,128 and $205,046 for 2003 and 2002,
              respectively. Included in this category are fees for our annual financial statement audit, quarterly financial statement reviews, and reviews of other filings by us with the SEC.

         o Audit-Related Fees - Were $14,500 and $11,500 for 2003 and 2002, respectively. Included in this category are fees for the audit of the Stock Purchase Plan and review of the related annual report on Form 11-K filed with the SEC.

         o    Tax Fees - Were $24,375 and $17,205 for 2003 and 2002,
              respectively. Included in this category are fees for review of our state and federal income tax returns and consultation on various tax matters.

         o    All Other Fees -$25,676 for 2003 and none for 2002.

         During 2003, there were no waivers of our Audit Committee pre-approval policy.

                                  ANNUAL REPORT

         The Annual Report to our shareholders in the form of Form 10-K for 2003 is enclosed with this Proxy Statement, subject to the delivery provisions described elsewhere in this Proxy Statement. See, "Company Annual Meeting:
Voting Procedure - Delivery." In addition, our Internet website provides a link to the SEC website containing copies of our filings with the SEC, including our Annual Report, recent quarterly reports on Form 10-Q and current reports on Form 8-K.

                           SHAREHOLDER COMMUNICATIONS

         Our board follows a process of open communication with our shareholders. We file various reports with the SEC and issue public releases to the media through our board, from time to time, on matters relating to our business and our shareholders.

         In addition, our shareholders are encouraged to contact our board with their questions, concerns, and comments. This communication can most efficiently be accomplished by writing to our board, generally, or to specific board members, individually, at the following mailing address or email address:

                     ATTN: Shareholder - Board Communication
                     General Communication, Inc.
                     2550 Denali Street, Suite 1000
                     Anchorage, Alaska  99503

         A copy of each shareholder communication will be forwarded to all members of our board within no more than five business days of receipt. In the event a shareholder communication shall be to one or more but not all of our board members, copies of it shall be distributed to all board members for their review or information, as the case may be. Each shareholder communication must include the shareholder's full name and address as they appear in our records, as well as an identification of the number of shares registered or beneficially owned by the shareholder. A shareholder communication not containing this information may, in the sole discretion of our board, not require a response by it.

         As a part of its open communication policy with our shareholders, our board encourages shareholders to attend annual and special, if any, shareholder meetings and to voice their questions, concerns and comments to management and the board. A portion of each such meeting is set aside for such dialogue. Our board members are encouraged to attend annual shareholder meetings to respond directly to shareholder inquiries. Because of scheduling conflicts, other commitments and selection of board members having requisite skills and characteristics to promote our business but residing outside of Alaska, only one of our board members (Mr. Duncan) was present at the 2003 annual shareholder meeting.

                FUTURE SHAREHOLDER PROPOSALS AND RECOMMENDATIONS

Proposals

         Certain matters are required to be considered at an annual meeting of our shareholders, e.g., the election of directors. In addition, from time to time, our board may wish to submit to those shareholders other matters for consideration. Furthermore, our shareholders may be asked to consider and take action on a proposal of business submitted by other of our shareholders who are not members of management and where the proposal covers a matter deemed proper under SEC rules and applicable state law.

         Under our Bylaws, should one or more of our shareholders wish to have a proposal of business included in management's proxy statement and form proxy for our 2005 annual meeting of shareholders, the proposal must be received by us at the following address not earlier than December 2, 2004 and not later than January 2, 2005:

                 ATTN: Secretary (2005 Annual Meeting Proposal)
                 General Communication, Inc.
                 2550 Denali Street, Suite 1000
                 Anchorage, Alaska  99503

         Under our Bylaws, a shareholder of ours wishing to make a proposal of a nomination for director or wishing to introduce a proposal of any business at our 2005 annual meeting must give us timely advance notice as described in our Bylaws. To be timely, we must receive the nomination or other shareholder proposal for the 2005 meeting at our offices as identified above not earlier than December 2, 2004 and not later than January 2, 2005. Nominations for director must describe various matters as specified in our Bylaws, including the name and address of each nominee, his or her occupation and number of shares held, and certain other information. The nomination must also be accompanied by written consent by the nominee to being named in the proxy statement as a nominee and to serving as a director if elected.

         In addition to the timely submission of advance notice, a shareholder of ours wishing to make a proposal at our 2005 annual meeting must include in that notice a statement describing the proposal (which must otherwise be a proper subject for action by our shareholders), the reasons for that other business and other matters as specified in our Bylaws. Our board or the presiding officer at the meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. Our Articles and Bylaws also set forth specific requirements and limitations applicable to nominations and other shareholder proposals at special meetings of our shareholders.

         A shareholder of ours making a nomination or other shareholder proposal of business for the 2005 annual meeting must be a person who is a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. In addition, such a shareholder must be a person who has continuously held at least $2,000 in market value, or at least 1%, of our outstanding securities entitled to be voted on the matter at the meeting for at least one year by the date of submission of the proposal to us for inclusion on the agenda of the meeting. Any such notice must be given to our Secretary at the address identified above. Any shareholder of ours who shall desire a copy of our Articles or Bylaws will be furnished a copy without charge upon written request to the Secretary at the above given address.

         For any proposal by a shareholder of ours that is not submitted for inclusion in the management proxy statement for our 2005 annual meeting but is instead sought to be presented directly at that meeting, the SEC rules permit our board to vote proxies in its discretion if we (i) receive notice of the proposal during the time interval December 2, 2004 through January 2, 2005 and we advise shareholders in the 2005 proxy statement about the nature of the matter and how our board intends to vote on that matter, or (ii) do not receive notice of the proposal during the time interval December 2, 2004 through January 2, 2005. Our board intends to exercise this authority, if necessary, in conjunction with the 2005 meeting.

         Our board carefully considers all proposals from our shareholders. When adoption of a proposal is clearly in the best interest of us and our shareholders generally and does not require approval of our shareholders, it is usually adopted by our board, if appropriate, rather than being included in management's proxy statement.

Recommendations

         As our policy the Nominating and Corporate Governance Committee will, for our 2005 shareholder annual meeting, consider director candidates recommended by certain of our shareholders, subject to the shareholder recommendation procedure set forth in the Nominating and Corporate Governance Committee Charter. A copy of the charter is available as described elsewhere in this Proxy Statement. See, "Management of Company: Board and Committee Meetings
- Nominating and Corporate Governance Committee."

         A shareholder of ours recommending such a candidate must submit the recommendation to the Nominating and Corporate Governance Committee timely in order to ensure committee consideration of it. To be timely, the recommendation must be received at the following address not earlier than December 2, 2004 and not later than January 2, 2005:

                  ATTN: Chair, Nominating and Corporate Governance Committee (2005 Annual Meeting Recommendation)
                  General Communication, Inc.
                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska  99503

         The shareholder recommendation must be accompanied by a written statement in support of it. The statement must describe various matters as specified in the Nominating and Corporate Governance Committee Charter, including the name and address of the recommended candidate, his or her occupation and certain other information about him or her as well as about the shareholder recommending the candidate. The recommendation and statement must also be accompanied by written consents by the recommending shareholder and recommended candidate, should the committee and our board accept the shareholder recommendation, to being named in our 2005 management proxy statement as a nominee and to serving as a director if elected.

         Our Nominating and Corporate Governance Committee is only required to consider a shareholder recommendation made by a shareholder of ours who, as of the date of the shareholder recommendation and the record date for the 2005 annual meeting, is a beneficial owner of at least one share of our voting securities. That is, the shareholder must be the holder of at least one share of Class A common stock, one share of Class B common stock, or one share of preferred stock which either has voting rights directly or indirectly on an equivalent as-converted basis in our common stock.

         Upon timely receipt of a recommendation and statement in support of it satisfying the requirements of the Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee shall review the recommendation, subject to minimum qualifications, skills and characteristics and other requirements of our board as set forth in the charter and as generally described elsewhere in this Proxy Statement. See, "Management of Company: Board and Committee Meetings - Nominating and Corporate Governance Committee." The shareholder recommendation will be evaluated by the committee and the committee's determination on that recommendation will be subject to those criteria the same as will be the case for a determination by the committee on existing board members standing for re-election.

         With regard to each nominee, if any, approved by our Nominating and Corporate Governance Committee for inclusion in our 2005 proxy (other than executive officers or directors standing for re-election), the persons or entities who recommended the nominee will be identified in the proxy statement for that meeting as falling within one of the following categories: security holder, non-management director, chief executive officer, other executive officer, third-party search firm, or other specified source.

         In the event our Nominating and Corporate Governance Committee shall receive by a date not later than December 31, 2004 a shareholder recommendation from a shareholder or group of shareholders that beneficially owned more than 5% of our voting common stock for at least one year as of the date of the recommendation, the committee shall identify in our 2005 proxy statement, the recommended candidate and the shareholder or shareholder group recommending the candidate, and disclose whether the committee chose to nominate the candidate, with one limitation. Should those persons not give us written consent to identify them, we would not be required to identify them in that proxy statement.

                             AUDIT COMMITTEE CHARTER
                                  (Appendix I)

                           GENERAL COMMUNICATION, INC.
                            AUDIT COMMITTEE CHARTER*

                                     Purpose

         The purpose of the Audit Committee is to act on behalf of the board of directors ("Board") of General Communication, Inc. ("Company") and generally to carry out the following and as further described in this charter:

         o Independent Auditor Selection, Qualifications - Directly responsible for appointment, compensation, retention, oversight, qualifications and independence of the Company's independent certified public accountants ("External Auditor").

         o Internal Audit - To the extent the Company has an internal audit operation, assist in Board oversight of its performance.

         o Financial Statements - Assist in Board oversight of integrity of the Company's financial statements.

         o Financial Reports, Internal Control - Directly responsible for oversight of audit by the External Auditor of the Company's financial reports and the Company's reports on internal control.

         o Annual Reports - Prepare reports required to be included in the Company's annual proxy statement.

         o External Auditor Reports - Accept certain reports from the External Auditor ("External Auditor Reports").

         o Complaints - Receive and respond to certain complaints ("Complaints") relating to internal accounting controls and auditing matters; confidential, anonymous submissions by Company employees regarding questionable accounting or auditing matters and performance of the Company's internal audit operation, if any; or alleged illegal acts or behavior-related conduct in violation of the Company's Code of Business Conduct and Ethics ("Ethics Code"), all as described in this charter.

         o External Auditor Disagreements - Resolve disagreements between the Company and the External Auditor regarding financial reporting ("Auditor Disagreements").

-------------------
* As revised by the board of directors of General Communication, Inc., effective as of February 24, 2004.

                                                                        Page A-1

         o Non-Audit Services - Review and pre-approve all non-audit services offered to the Company by the External Auditor ("Non-Audit Services").

         o Attorney Reports - Address certain attorney reports ("Attorney Reports").

         o Related Party Transactions - Review certain related party transactions ("Related Party Transactions").

         o Shareholder Reports - Prepare certain shareholder reports ("Shareholder Reports").

         o Annual Plan - Prepare an annual plan for Company audit-related matters ("Annual Plan").

         o Other - Carry-out other assignments as designated by the Board.

                                   Membership

         The following are prerequisites for, and conditions on, membership on the Audit Committee:

         o Number, Qualifications - The Audit Committee shall consist of at least three, and no more than six, Board members meeting the following qualifications -

                  o Independent - Each member of the Audit Committee must be an independent director as the term is defined in this charter ("Independent Director").

                  o General Knowledge and Ability - Each Audit Committee member shall have the following knowledge and abilities -

                           |X| Knowledge of the primary industries in which the Company operates.

                           |X| Ability to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement.

                           |X| Ability to understand key business and financial risks and related controls and control processes.

                                                                        Page A-2

                  o Audit Committee Financial Expert, Attributes - At least one Audit Committee member must meet the prerequisites for an audit committee financial expert ("Audit Committee Financial Expert"), i.e., a person who has all of the following attributes -

                           |X|      Understanding of generally accepted
                                    accounting principles and financial
                                    statements.

                           |X| Ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves.

                           |X| Experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities.

                           |X| Understanding of internal control over financial reporting.

                           |X|      Understanding of audit committee functions.

                  o Acquiring Attributes of Audit Committee Financial Expert - Examples of how one may determine whether a person has acquired the attributes of an Audit Committee Financial Expert are through any one or more of the following -

                           |X| Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions.

                           |X| Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions.

                           |X| Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

                           |X|      Other relevant experience.

                                                                        Page A-3

                  o Financial Sophistication - At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background which results in the individual's "financial sophistication," including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board may presume that a person who meets the requirements for an Audit Committee Financial Expert qualifies as a financially sophisticated Audit Committee member.

                  o No Consulting Fee, Not an Affiliate - On an ongoing basis, a member of the Audit Committee must not accept any consulting, advisory, or other compensatory fee from the Company other than for Board service and must not be an affiliated person of the Company.

                           |X| The term "affiliated person" as applied to the Company means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

                                    |_|     An executive officer of an affiliate
                                            of the Company or a director of an
                                            affiliate who also is an employee of
                                            the affiliate is deemed to be an
                                            affiliate of the Company.

                                    |_|     A person is deemed not to be in
                                            control of the Company for these
                                            purposes if the person is not the
                                            beneficial owner, directly or
                                            indirectly, of more than 10% of any
                                            class of voting securities of the
                                            Company and is not an executive
                                            officer of the Company.

         o        Term - Subject to the terms of this charter -

                  o Member Appointment - Members of the Audit Committee shall be appointed by the Board and shall serve at the pleasure of the Board for such term as the Board may determine, taking into account the recommendations of the committee.

                  o Chair Selection - The Audit Committee chair shall be selected by committee members or, if the Board directs, by the Board, taking into account the recommendations of the committee.

                                                                        Page A-4

         o Effect of Designation As Audit Committee Financial Expert - Designation or identification of a person as an Audit Committee Financial Expert under this charter does not impose on that person any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on another person as a member of the Audit Committee and the Board in the absence of that designation or identification. The designation or identification of a person as an Audit Committee Financial Expert under this charter does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

         o Independent Director - An Independent Director is one that meets the definition of "independent director" as prescribed by Nasdaq Stock Market Rule 4200(a)(15) ("Nasdaq Independence Rule") which reads as follows -

                           "means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:
                                    (A) a director who is, or at any time during
                           the past three years was, employed by the company or by any parent or subsidiary of the company;
                                    (B) a director who accepted or who has a
                           Family Member who accepted any payments from the company or any parent or subsidiary of the company in excess of $60,000 during the current or any of the past three fiscal years, other than the following:
                                            (i) compensation for board or board
                                    committee service; (ii) payments arising solely from investments in the company's securities;
                                            (iii) compensation paid to a Family
                                    Member who is a non-executive employee of the company or a parent or subsidiary of the company;
                                            (iv) benefits under a tax-qualified
                                    retirement plan, or non-discretionary
                                    compensation; or
                                            (v) loans permitted under Section
                                    13(k) of the . . . [Securities Exchange Act of 1934 ("Exchange Act")]. Provided, however, that audit committee members are subject to additional, more stringent requirements under [Nasdaq Stock Market ("Nasdaq")] Rule 4350(d).

                                                                        Page A-5

                                    (C) a director who is Family Member of an
                           individual who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company as an executive officer;
                                    (D) a director who is, or has a Family
                           Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
                                            (i) payments arising solely from
                                    investments in the company's securities; or
                                            (ii) payments under
                                    non-discretionary charitable contribution matching programs.
                                    (E) a director of the listed company who is,
                           or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the listed company serve on the compensation committee of such other entity; or
                                    (F) a director who is, or has a Family
                           Member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years.
                                    (G) In the case of an investment company, in
                           lieu of paragraphs (A)-(F), a director who is an "interested person" of the company as defined in section 2(a)(19) of the Investment Company Act of 1940, other than in his or her capacity as a member of the board of directors or any board committee."

         o Lack of Independence - The following conditions are incompatible with a director being independent under the Nasdaq Independence Rule, unless they have been absent for three years -

                  o Company Employment, Family Member - Being employed by the Company, any parent, or any subsidiary of the Company, or having a "Family Member" who is employed as an executive officer of any of those entities.

                           |X| The Nasdaq Independence Rule defines "Family Member" as "a person's spouse, parents, children and siblings,

                                                                        Page A-6
                                    whether by blood, marriage or adoption, or anyone residing in such person's home."

                  o Company Payments - Receiving more than $60,000 in payments from the Company (including any parent or subsidiary of the Company) or having a Family Member who received payments in that amount. The payments referred to here exclude director and committee fees, payments from investments in the Company's securities, compensation to a family member who is not an executive officer of the Company (or a parent or subsidiary of the Company), loans permitted under
                           Section 13(k) of the Exchange Act, and pension or other deferred compensation for prior service that is not contingent on continued service.

                  o Service on Compensation Committee - Being an executive officer of another entity that has had any of the Company's executive officers serve on its compensation committee or having a family member who was an executive officer of another entity under such conditions.

                  o External Auditor Partner - Being a current partner of the External Auditor or partner or employee of the External Auditor who worked on the Company's audit any time in the past three years or having a family member who has such a relationship.

                  o Principal of Service Provider - Being a partner, controlling shareholder, or executive officer of another company that pays or receives from the Company, in any single year, amounts exceeding the greater of $200,000 or 5% of the recipient company's consolidated gross revenues (or having a family member that makes or receives such payments). The requirement excludes payments from investments in the Company's securities and payments under non-discretionary charitable contribution matching programs.

         o Removal and Replacement - An Audit Committee member may be removed or replaced by, and any vacancies on the committee may be filled by, the Board, taking into account recommendations of the committee.

                              Operating Principles

         The Audit Committee shall fulfill its responsibilities within the context of the following overriding principles:

                                                                        Page A-7

         o Meetings - The Chair of the Audit Committee, in consultation with committee members, shall determine the frequency and schedule of committee meetings, provided the committee will meet at least two times per year. The Audit Committee meetings and matters relating to them are subject to the provisions of the Company's Bylaws ("Bylaws"). The Audit Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the committee to attend any meetings and to provide such information as the committee may request.

         o Agenda - The Chair of the Audit Committee shall develop the committee's agenda, in consultation with other committee members. Each member of the Board and members of management are free to suggest the inclusion of items on the agenda. The agenda and information concerning the business which shall be conducted at each Audit Committee meeting shall, to the extent practicable, be distributed to committee members sufficiently in advance of each meeting to permit meaningful review.

         o Quorum - A majority of the authorized number of Audit Committee members, regardless of possible vacancies, shall constitute a quorum. The Audit Committee may act by a majority of the members present at a meeting of the committee at which at least a quorum is present.

         o Delegation - The Chair of the Committee may, through the Committee by resolution, delegate authority to act on behalf of the Chair. The Committee may, by resolution, delegate authority to subcommittees or individual members of the Committee as it deems appropriate.

         o Communications - The chair and others on the Audit Committee shall, to the extent appropriate, have contact throughout the year with senior management, other committee chairs, other key committee advisors, the External Auditor, etc., as applicable, to strengthen the committee's knowledge of relevant current and prospective business issues.

         o Committee Education and Orientation - The Audit Committee, with management, shall develop and participate in a process for review of important financial and operating topics that present potential significant risk to the Company. Additionally, individual Audit Committee members are encouraged to participate in relevant and appropriate self-study education to assure understanding of the business and environment in which the Company operates.

                                                                        Page A-8

         o Committee Meeting Attendees - The Audit Committee shall request members of management, counsel, and the External Auditor, as applicable, to participate in committee meetings, as necessary to carry out committee responsibilities. The External Auditor or counsel may, at any time, request a meeting with the Audit Committee or its chair, with or without management in attendance. In any case, the Audit Committee shall meet separately with the External Auditor, at least annually.

         o Reporting to the Board of Directors - The Audit Committee, through the committee chair, shall report periodically, as deemed necessary, but at least annually, to the full Board. In addition, summarized minutes from Audit Committee meetings shall be available to each Board member at least one week prior to the subsequent meeting of the Board.

         o Committee Expectations and Informational Needs - The Audit Committee shall communicate its expectations and the nature, timing, and extent of its informational needs to management, and external parties, including the External Auditor. Written materials, including key performance indicators and measures related to key business and financial risks, if not previously distributed to the full Board, shall be received from management, auditors, and others at least one week in advance of meeting dates.

         o Authority to Hire Legal Counsel and Others - The Audit Committee shall have authority to engage an administrative staff and outside advisors in such areas as law, accounting, internal control, and information systems, and other advisors necessary to carry out the committee's duties.

         o Funding - The Company shall adequately fund the budget of the Audit Committee, including funding to cover paying the External Auditor for services in connection with preparing or issuing audit reports, performing other audit functions, reviewing and attesting services and providing other services to the Company, paying Audit Committee member salaries or fees, if any, paying committee staff and advisors, if any, and paying ordinary administrative expenses of the committee.

                       Relationship with External Auditor

         The following apply in the relationship between the Audit Committee and the External Auditor:

         o External Auditor Responsible To Audit Committee and Board - The External Auditor, in its capacity as an independent public accountant, shall

                                                                        Page A-9
                  be responsible to the Audit Committee and the Board as representatives of the shareholders.

         o Audit Committee Oversight - In executing its oversight of the External Auditor, the Audit Committee shall review the work of the External Auditor. The External Auditor shall review Company financial reports and shall report to the Audit Committee. The External Auditor shall report all relevant issues to the Audit Committee responsive to agreed-upon committee expectations.

         o Annual Performance Review - The Audit Committee shall annually review the performance (effectiveness, objectivity, and independence) of the External Auditor. The Audit Committee shall obtain a formal written statement from the External Auditor delineating all relationships between the External Auditor and the Company consistent with standards set by the Independence Standards Board. Additionally, the Audit Committee shall discuss with the External Auditor relationships or services that may affect auditor objectivity and independence. In the event the Audit Committee shall not be satisfied with the External Auditor's assurances of independence, the committee shall take, or recommend to the full Board, appropriate action which shall ensure the independence of the External Auditor.

         o Significant Issues Not Adequately Addressed - If the External Auditor identifies significant issues relative to the overall Board responsibility that have been communicated to management but, in the External Auditor's judgment, have not been adequately addressed, the External Auditor should communicate these issues to the chair of the Audit Committee.


                            Primary Responsibilities

         The Audit Committee shall have primary responsibility for the following:

         o Oversight - Exercising oversight of External Auditor and of Internal Audit.

         o        Non-Audit Services - Addressing Non-Audit Services.

         o Financial Reporting - Monitoring financial reporting and risk control related matters.

         o Complaints - Addressing Complaints on certain alleged illegal acts and unethical behavior in violation of the Ethics Code, and other matters.

                                                                       Page A-10

         o        Attorney Reports - Addressing Attorney Reports.

         o        Related Party Transactions - Reviewing Related Party
                  Transactions.

         o        Annual Plans - Preparing Annual Plans.

         o        Shareholder Reports - Preparing Shareholder Reports.

         o        External Auditor Reports - Accepting External Auditor Reports.

         o Performance Evaluations - Conducting Audit Committee performance evaluations ("Audit Committee Performance Evaluations").

Exercising Oversight of External Auditors, Internal Audit

         The Audit Committee is directly responsible for appointment, compensation, retention, oversight, qualifications and independence of the External Auditor. All audit services provided by the External Auditor must be preapproved by the Audit Committee. To the extent the Company shall have, at any time, an internal audit operation, the Audit Committee shall assist in the Board oversight of the performance of that operation. The relationship between the External Auditor and the Audit Committee is further described under "Relationship with External Auditor."

Addressing Non-Audit Services

         All Non-Audit Services, including tax services but excluding those prohibited by federal securities law, must be pre-approved by the Audit Committee, subject to the following:

         o Limitations on Approval - A Non-Audit Service may be approved by the Audit Committee only if it does not compromise independence of the External Auditor.

         o Audit Committee Judgment - The Audit Committee must use its judgment to decide whether a service can be performed by the External Auditor without impairing, either in fact or in appearance, the independence of the External Auditor and subject to the following -

                  o Starting Point - The starting point for rendering a determination whether independence may be impaired shall be the following three principles -

                           |X| An auditor cannot function in the role of
                               management.

                                                                       Page A-11

                           |X| An auditor cannot audit the auditor's own work.

                           |X| An auditor cannot serve in an advocacy role for
                               the auditor's client.

                  o Factors To Consider - When approving Non-Audit Services, the following factors shall be considered -

                           |X| Whether the service is being performed principally for the Audit Committee.

                           |X| The effects of the service, if any, on audit effectiveness or on the quality and timeliness of the Company's financial reporting process.

                           |X| Whether the service would be performed by specialists, e.g., technology specialists, who ordinarily also provide recurring audit support.

                           |X| Whether the service would be performed by audit personnel and, if so, whether it will enhance their knowledge of the entity's business and operations.

                           |X| Whether the role of those performing the service, e.g., a role where neutrality, impartiality, and auditor skepticism are likely to be subverted, would be inconsistent with the auditor's role.

                           |X| Whether the audit firm's personnel would be assuming a management role or creating a mutuality of interest with management.

                           |X| Whether the auditors, in effect, would be "auditing their own numbers."

                           |X| Whether the project must be started and completed very quickly.

                           |X| Whether the audit firm has unique expertise in the service.

                           |X|      The size of the fee for the service.

         o Optional Approval Procedures - The Audit Committee has the following options for approving Non-Audit Services -

                                                                       Page A-12

         o Full Audit Committee - The full Audit Committee can consider each Non-Audit Service.

                  o Designee - The Audit Committee can designate one of its members to approve a Non-Audit Service, with that member reporting approvals to the full committee.

                  o Pre-Approval of Categories - The Audit Committee can pre-approve categories of Non-Audit Services. Should this option be chosen, the categories must be specific enough to ensure that -

                           |X| The Audit Committee knows exactly what it is approving and can determine the effect of such approval on auditor independence.

                           |X| Management will not find it necessary to decide whether a specific service falls within a category of pre-approved Non-Audit Service.

         o Prohibited Services - The nine services specifically prohibited by federal securities law are as follows -

                  o Bookkeeping - Bookkeeping or other services related to the accounting records or financial statements of the Company.

                  o Financial Information Systems - Financial information systems design and implementation.

                  o Appraisal and Related Services - Appraisal or valuation services, opinions, or contribution-in-kind reports.

                  o        Actuarial Services - Actuarial reports.

                  o        Internal Audit - Internal audit outsourcing services.

                  o Human Resources - Management functions or human resources.

                  o Broker-Dealer and Related Services - Broker or dealer investment adviser, or investment banking services.

                  o Legal Services - Legal services and expert services unrelated to the audit.

                                                                       Page A-13

                  o Other Services - Any other service that the federally established Public Company Accounting Oversight Board determines is impermissible.

         o Limited Waiver - The pre-approval requirement as applied to a Non-Audit Service may be waived for the Company should all of the following be satisfied -

                  o Limit on Aggregate Amount - The aggregate amount of all Non-Audit Services constitutes not more than 5% of the total amount of revenues paid by the Company to the External Auditor during the fiscal year in which the Non-Audit Services are provided.

                  o Original Intent - The service is originally thought to be a part of an audit by the External Auditor.

                  o Resulting Service - The service turns out to be a Non-Audit Service.

                  o Notification of Audit Committee - The Non-Audit Service is promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

         o Disclosure to Shareholders - Approval by the Audit Committee of Non-Audit Services shall be disclosed to Company investors in periodic reports required by Section 13(a) of the Exchange Act.

         o Limited Delegation - The Audit Committee may delegate to one or more designated members of the committee, who are Independent Directors of the Board, the authority to grant pre-approvals as described in this section. The decisions of any member to whom such authority is delegated is to be presented to the full Audit Committee at each of its scheduled meetings.

Monitoring Financial Reporting and Risk Control Related Matters

         The Audit Committee shall review and assess the following:

         o Risk Management - The Company's business risk management process, including the adequacy of the Company's overall control environment and

                                                                       Page A-14
                  controls in selected areas representing significant financial and business risk.

         o Annual Reports and Other Major Regulatory Filings - All major financial reports in advance of filing or distribution.

         o Internal Controls and Regulatory Compliance - The Company's system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations, legal violations and noncompliance with the Ethics Code pertaining to accounting, internal controls on accounting or audit matters.

         o Regulatory Examinations - Inquiries from the Securities and Exchange Commission ("SEC") and the results of examinations by other regulatory authorities in terms of important findings, recommendations, and management's response.

         o External Audit Responsibilities - External Auditor independence and the overall scope and focus of the annual or interim audits, including the scope and level of involvement with unaudited quarterly or other interim-period information.

         o Financial Reporting and Controls - Key financial statement issues and risks, their impact or potential effect on reported financial information, the processes used by management to address such matters, related External Auditor views, the bases for audit conclusions and important conclusions on interim and year-end audit work in advance of the public release of financials.

         o Auditor Recommendations - Important External Auditor recommendations on financial reporting, controls, other matters, and management's response; and the views of management and the External Auditor on the overall quality of annual and interim financial reporting.

Addressing Complaints on Certain Illegal Acts, Unethical Behavior, Other Matters

         The Audit Committee shall have the following special duties:

         o Complaints - The Audit Committee, from time to time, when it shall receive a Complaint, i.e., an inquiry or complaint or when the committee independently shall decide in accordance with this charter, shall review and make a determination and recommend appropriate action to be taken by the Board on the Complaint, subject to the following -

                                                                       Page A-15

                  o Specific Meaning - In this context, "Complaint" shall mean any one or more of the following involving an officer, director, or employee of the Company or any of its directly or indirectly wholly-owned subsidiaries ("Employee" or, where the subject of the Complaint is limited to a director on the board of directors of one or more of those entities, "Director") -

                           |X| Allegation of illegal activity or unethical behavior-related violation of the Ethics Code by an Employee pertaining to a Company accounting, internal control on accounting, or audit matter ("Accounting Violation").

                           |X|      A confidential, anonymous or other
                                    submission by an Employee of concern
                                    regarding an alleged Company questionable accounting or audit practice ("Questionable Accounting Practice").

                           |X| Allegation of illegal activity or unethical behavior-related violation of the Ethics Code by an Employee pertaining to a matter other than an Accounting Violation ("Unethical Conduct").

         o Procedure - The following shall constitute the Company's procedure for receipt, retention and treatment of Complaints regarding Accounting Violations, Questionable Accounting Practices or Unethical Conduct -

                  o Specific Allegations - Topics that may be addressed in Complaints must relate to specific alleged Accounting Violations, Questionable Accounting Practices or Unethical Conduct.

                  o Accounting Violations and Questionable Accounting Practices - A Complaint regarding Accounting Violations or Questionable Accounting Practices must be directed to the Audit Committee for response or investigation. Topics that may be addressed in such Complaints include, but are not limited to the following -

                           |X| Allegations of fraud or deliberate error in the preparation of the Company financial statements.

                           |X| Allegations of fraud or deliberate error in the review or audit of Company financial statements.

                                                                       Page A-16

                           |X| Allegations of fraud or deliberate error in maintaining Company financial records.

                           |X| Deficiencies in internal control, or violations of internal control policies.

                           |X| False statements by a senior officer or accountant regarding matters included in financial reports or records.

                           |X|      False statements made to independent
                                    auditors.

                           |X| Other information that can have a material impact on the fairness of the Company's financial statements.

                  o Director Unethical Conduct Complaint - A Complaint regarding Unethical Conduct by a Director must be directed to the following committee for response and investigation, if any, as conditioned -

                           |X| Audit Committee, should the Complaint relate to an Accounting Violation by an Employee, with a copy of the Complaint delivered to the chair of the Nominating and Corporate Governance Committee.

                           |X|      Nominating and Corporate Governance
                                    Committee, should the Complaint relate to Unethical Conduct by the Director which does not involve an Accounting Violation, with a copy of the Complaint delivered to the chair of the Audit Committee.

                           |X| Audit Committee and Nominating and Corporate Governance Committee, should the Complaint relate to both an Accounting Violation by an Employee, and Unethical Conduct by the Director which does not involve an Accounting Violation.

                  o Employee (Not Director) Unethical Conduct - A Complaint regarding Unethical Conduct by an Employee who is not a Director must be directed to the Employee's supervisor or the Chief Financial Officer for response or investigation. Should the Complaint be submitted to the Employee's supervisor, a copy must be directed to the Chief Financial Officer, unless the Complaint pertains to that officer, in which case the copy must be directed to the Company's Chief Executive Officer ("Chief Executive Officer").

                                                                       Page A-17

                  o Written Complaint - A Complaint must be in writing, contain sufficient detail to provide a basis for the investigator to make an independent determination as to whether an Accounting Violation, Questionable Accounting Practice or Unethical Conduct has occurred.

                  o Signature, Date - A Complaint must be signed and dated by the complainant-Employee in the case of an Accounting Violation or Unethical Conduct-related Complaint.

                  o Signature Not Required on Confidential or Anonymous Questionable Accounting Practice Complaint - A Questionable Accounting Practice-related Complaint need not be signed, should the complainant be seeking confidential or anonymous treatment of the Complaint. However, it must be dated.

                  o Delivery of a Complaint To a Committee - A Complaint directed to the Audit Committee or the Nominating and Corporate Governance Committee must be addressed and mailed or otherwise delivered to the chair of the appropriate committee at the Company's corporate offices as follows -

                           CONFIDENTIAL                  CONFIDENTIAL
                           ATTN: Chair, Audit     or     ATTN: Chair, Nominating
                           Committee (Complaint)         and Corporate
                           General Communication,        Governance
                           Inc.                          Committee(Complaint)
                           2500 Denali Street,           General Communication,
                           Suite 1000                    Inc.
                           Anchorage, Alaska             2500 Denali Street,
                           99503                         Suite 1000
                                                         Anchorage, Alaska
                                                         99503

                  o Delivery of a Complaint To the Chief Financial Officer - A Complaint directed to the Chief Financial Officer must be addressed and mailed or otherwise delivered to that officer at the Company's corporate offices as follows -

                                  CONFIDENTIAL
                                  ATTN:  Chief Financial Officer (Complaint)
                                  General Communication, Inc.
                                  2500 Denali Street, Suite 1000
                                  Anchorage, Alaska  99503

                  o Other Forms of Delivery - The Chief Financial Officer, in conjunction with the chairs of the Audit Committee and the Nominating and Corporate Governance Committee, shall review and, in the event they shall reach consensus, recommend to the Board other possible means by which a complainant shall deliver a

                                                                       Page A-18

                           Complaint to the Company, including, but not limited to, an internet address or a toll-free telephone number.

                  o Complaint Filing System - The Chief Financial Officer, in conjunction with the chairs of the Audit Committee and the Nominating and Corporate Governance Committee, shall establish a procedure compatible with the charters of both committees and the Ethics Code and providing for the corresponding investigator of a Complaint to log the Complaint into a filing system specifically established to retain, process, and otherwise provide for the treatment of Complaints ("Complaint Filing System").

                           |X| The Complaint Filing System will be used by each of these three investigators in the separate duties of each in addressing a Complaint.

                  o Processing of a Complaint - The recipient (investigator) of the Complaint will log the Complaint into the Complaint Filing System, subject to the following -

                           |X| Should the Complaint be in the nature of an allegation of an Accounting Violation, a Questionable Accounting Practice or Unethical Conduct, the investigator must determine, based upon the information provided in the Complaint and independent investigation which the investigator, in the investigator's sole discretion, deems appropriate given the nature of the Complaint, whether there is a reasonable basis for the allegation made in the Complaint, investigate the Complaint, decide whether to hold a hearing on the matter and, should the investigator choose to hold such a hearing, give notice of, and hold the hearing on, the Complaint, request witnesses to appear at the hearing, and otherwise gather evidence necessary for the investigator to render a determination on the Complaint and submit a written determination to, and recommend appropriate action by, the Board.

                           |X| Should the Complaint be in the nature of a Questionable Accounting Practice where the Complaint is unsigned or where the complainant has otherwise indicated the Complaint is presented as a confidential, anonymous submission to the investigator, the investigator must determine, based upon the information provided in the Complaint and independent investigation which the

                                                                       Page A-19
                                    investigator, in the investigator's sole discretion, deems appropriate given the nature of the Complaint, whether there is a reasonable basis for the allegation made in the Complaint, render a determination on the Complaint and submit a written determination to, and recommend appropriate action by, the Board.

                           |X| Should the Complaint be in the nature of an inquiry without allegation of an Accounting Violation, Questionable Accounting Practice or Unethical Conduct, the recipient may either respond directly to the complainant or, in the recipient's sole discretion, recommend to the Board appropriate action.

                           |X| The investigator will, regardless of the nature of the Complaint, seek to process it in a timely manner.

                           |X| The investigator shall be informed of the receipt of Complaints at least on a weekly basis. In the event the Complaint shall be directed to a committee, the chair of the committee shall be informed of the receipt of the Complaint within not more than two business days.

                           |X| A Complaint pertaining to one or more executive officers or Directors must receive especially timely review by the corresponding investigator.

                           |X| Each investigator will decide, upon initial review of a Complaint, whether a formal investigation shall be initiated and the extent of it, including who shall carry out the investigation, and the resources which shall be deemed necessary to carry it out.

                           |X| All signed Complaints will be acknowledged as received by the investigator. In the event the signed Complaint shall be directed to a committee, the chair of the committee, or the chair's designee shall acknowledge receipt of the Complaint.

                           |X| In the event the investigator shall conclude a Complaint as not one subject to the scope of the investigator's responsibilities under a committee charter or otherwise but as one raising legitimate issues, the investigator shall forward the matter to the Chief Financial Officer for direct action or referral to the appropriate person for review and action.

                                                                       Page A-20

                  o Annual Status Report - The Audit Committee, the Nominating and Corporate Governance Committee, and the Chief Financial Officer as investigators of Complaints, will at least annually each provide reports to the Board on the status of Complaints received during the year, including, but not limited to, a brief description of each, the status of each, and recommended action, if any, on each by the Board (affirmative relief or closure of a file on a Complaint for which the investigator has not received additional requested information from the complainant within a reasonable time which the investigator deems necessary to make a determination in the matter).

                  o Retention of Closed File - A Complaint file, once closed, will be retained for a time period of 10 years and in accordance with the Company's appropriate records retention policy, after which it will be destroyed. Unless specifically provided otherwise in that policy, the Chief Financial Officer or the officer's designee is the custodian of a closed Complaint file.

                  o Confidential Treatment - An investigator will be particularly sensitive to the confidential nature of Complaints, especially ones where the complainant has made the Complaint through a confidential or anonymous submission. Complaint files will not be available generally to Employees except with the permission of the investigator and only in accordance with the Company's policy on confidential records, if any, pertaining to the subject matter of the Complaint.

                  o Committee Review - In the event the investigator shall be the Audit Committee or the Nominating and Corporate Governance Committee, a Complaint shall be reviewed initially by the chair, or the chair's designee, and an initial analysis submitted to the committee. Any formal action taken by the committee on the Complaint must be at a duly scheduled meeting at which at least a quorum of its members is present, and a determination on the Complaint must be by vote of at least a majority of the committee present, subject further to the procedural requirements of the Bylaws.

                  o Other Procedures - The Audit Committee shall adopt such other procedures, subject to prior Board approval, as may be necessary to carry out the committee's responsibilities in addressing Complaints, Auditor Disagreements, and other matters addressed in this section.

                                                                       Page A-21

         o Other Complaint-Related Matters - The Audit Committee shall address other Complaint-related matters as designated by the Board.

         o Disagreements - The Audit Committee, when it shall receive notice of, or when the committee independently shall become aware of, an Auditor Disagreement, i.e., a disagreement between Company management and the External Auditor regarding financial reporting, shall, in accordance with this charter, review and resolve the Auditor Disagreement.

                  o Timely Review - In this context, the Audit Committee shall review the Auditor Disagreement in a timely fashion and provide a written determination with supporting argument for it, and the determination of the Audit Committee regarding the Auditor Disagreement shall be final.

Addressing Attorney Reports

         The Audit Committee shall address an Attorney Report, i.e., a report of evidence of a securities violation or other infraction involving the Company subject to the following:

         o Report Required - An attorney retained by, or otherwise employed by, the Company and appearing and practicing before the SEC on behalf of the Company who becomes aware of evidence of a suspected material violation of securities law ("Reporting Attorney") is required to submit an Attorney Report to the Company's Senior Vice President-Regulatory Affairs ("Chief Legal Counsel"), or if the matter relates to the Chief Legal Counsel, to the Company's Chief Executive Officer ("Chief Executive Officer") for appropriate response (collectively, the Chief Legal Counsel or the Chief Executive Officer, "recipient") and subject to the following -

                  o Appearing and Practicing - An attorney is deemed to be "appearing and practicing before the SEC" in the representation of the Company, and therefore subject to the provisions of this section on Attorney Reports, if the attorney performs specific services (representing the Company before the SEC, transacting business with the SEC including communications in any form filed with the SEC, or advising the Company on a filing with the SEC), but only if the attorney provides those services in an attorney-client capacity.

                  o Material Violation - A "material violation" includes a material violation of federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar

                                                                       Page A-22
                           violation of any federal or state law by an officer, director, employee or agent of the Company.

                  o Content - The Attorney Report must contain details of the suspected material violation and the relevant evidence regarding the material violation.

         o Appropriate Response - The recipient of the Attorney Report must inquire into evidence contained in the report, and, unless the recipient reasonably believes no material violation has occurred, is ongoing, or is about to occur, the recipient must take steps to initiate an appropriate response, i.e., take all reasonable steps to cause the Company to adopt an appropriate response and subject further to the following -

                  o Referral To Audit Committee - The recipient may choose not to make a determination on the matter or refer the Attorney Report to the Audit Committee, in which case the committee is responsible to inquire into the evidence and, if necessary, formulate an appropriate response.

                  o Notice To Reporting Attorney - The recipient must within a reasonable time advise the Reporting Attorney as to what the recipient has done regarding the report.

                  o Receipt of Appropriate Response - Should the Reporting Attorney receive what that attorney believes to be an appropriate response within a reasonable time, the responsibility of that attorney as to the Attorney Report is complete.

                  o No Appropriate Response - Should the Reporting Attorney not receive an appropriate response within a reasonable time, that attorney must report the evidence directly to the Audit Committee. Once that report is made to that committee, the responsibility of the Reporting Attorney is complete.

                  o Specific Meaning - The "appropriate response" requirement is met if, after receiving a response, the Reporting Attorney reasonably believes that no material violation occurred, is ongoing, or is about to occur, the Company has adopted appropriate preventative or remedial measures, or the matter has been referred to an attorney with the consent of the Board, the Audit Committee, or the Chief Legal Officer, who has investigated the evidence and the Company has implemented any remedial recommendations made by the attorney, or the Company has been advised by that

                                                                       Page A-23
                           attorney that the attorney may assert a colorable defense with regard to the evidence of a material violation.

         o Other Procedures - The Audit Committee shall adopt such other procedures, subject to prior Board approval, as may be necessary to carry out the committee's responsibilities in addressing Attorney Reports.

Reviewing Related-Party Transactions

         The Audit Committee shall be responsible, in the context of Related Party Transactions, for the following:

         o Review - The Audit Committee shall review all Related Party Transactions for possible conflict of interest situations on an ongoing basis.

                  o Scope of Related Party Transactions - A Related Party Transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC.

         o Approval - All Related Party Transactions must be approved by the Audit Committee.

Preparing Annual Plans

         The Audit Committee, with responses from management and other key committee advisors, shall develop an Annual Plan, i.e., a plan for Company audit-related matters addressing the Primary Responsibilities detailed in this charter. The Annual Plan shall be reviewed and approved by the full Board.

Preparing Shareholder Reports

         The Audit Committee shall make available to shareholders a Shareholder Report, i.e., a summary report on the scope of its activities. The Shareholder Report may be identical to the report that appears in the Company's annual report.

Accepting External Auditor Reports

         External Auditor Reports shall be subject to the following:

         o Receipt of Report - The Audit Committee shall receive External Auditor Reports directly from the External Auditor. The External Auditor Reports shall be submitted at least annually as shall be requested by the Audit Committee.

                                                                       Page A-24

         o Content of Report - The External Auditor Report shall include the following:

                  o Staffing, Scope - Audit staffing and supervision, and scope of audit.

                  o Critical Accounting Policies - Critical accounting policies and practices, alternative accounting treatments, the reasons for selecting such policies, and their impact on the fairness of the Company's financial statements.

                  o Significant Estimates - Significant estimates made by management in the preparation of financial reports.

                  o Communications - Nature and content of communications between the External Auditor and Company management.

                  o Off-Balance Sheet Transactions - Off-balance sheet transactions, joint ventures, contingent liabilities, or derivative transactions, and their impact on the fairness of financial statements.

                  o External Auditor Proposed Adjustments - External Auditor proposed adjustments, including those recorded by management and those not recorded by management.

                  o Difficulties with Management - Difficulties encountered with management during the audit.

                  o Disagreements with Management - Disagreements with management regarding accounting and reporting issues.

                  o Legal Matters - Material legal matters that may impact the financial statements.

                  o Overall Fairness - External Auditor's opinion on the overall fairness of the financial statements.

         o Written Record - The Audit Committee shall keep a written record of all communications with the External Auditor. The Audit Committee may request that the External Auditor put its comments in writing.

                                                                       Page A-25

         o Deadline for Report - The Audit Committee must receive a complete report from the External Auditor on the matters addressed in the External Auditor Report prior to completion of the annual audit.

         o Regular Communications - The Audit Committee shall maintain regular communications with the External Auditor on the topics addressed in the External Auditor Report in connection with Company quarterly reports and other Company financial reports.

Conducting Audit Committee Performance Evaluations

         The Audit Committee shall each year conduct an Audit Committee Performance Evaluation, i.e., it shall review, discuss, and assess its own performance as well as the committee's purpose and responsibilities, seeking responses from senior management, the full Board, and others. Changes, if any, in the Audit Committee's purpose or responsibilities or, generally, changes to this charter shall be recommended to the full Board for approval.

                                  Other Matters

         The foregoing provisions of this charter are not intended to be exhaustive. The Audit Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its purposes and responsibilities.

         Nothing in this charter is intended to, and must not be construed as, creating any responsibility or liability of the members of the Audit Committee except to the extent otherwise provided under applicable Alaska law which continues to set the legal standard for the conduct of the committee members.

         ADOPTED by the board of directors of General Communication, Inc. as of this 24th day of February, 2004.




                                            /s/
                                            John M. Lowber
                                            Secretary


                                                                       Page A-26

PROXY                                                                      PROXY

                           GENERAL COMMUNICATION, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

              FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

                                  JUNE 10, 2004

         The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 30, 2004 and holding Class A common stock, Class B common stock, or Series B convertible, redeemable, accreting preferred stock of General Communication, Inc. ("Company") of record determined as of April 12, 2004, hereby appoints Ronald A. Duncan, on behalf of the board of directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend that annual meeting of shareholders, to be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 10, 2004 and any adjournment or adjournments of that meeting. The undersigned further directs those holders of this Proxy to vote at that annual meeting, as specified in this Proxy, all of the shares of stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present, as follows:

        (1) To elect three directors, each for three-year terms, as part of Class III of the seven-member classified board of directors, as identified in this Proxy:

                  [ ] FOR all nominees listed below    [ ] WITHHOLD AUTHORITY to
                      (except as marked to the             vote for all nominees
                      contrary)                            listed below

                                 Class III:  Donne F. Fisher
                                             William P. Glasgow
                                             James M. Schneider

                  INSTRUCTIONS:

                         To withhold authority under this Proxy to vote for one
                  or more individual nominees, draw a line through the name of the nominee for which you wish the authority to be withheld.

        (2) To approve an increase in the number of shares of the Company's common stock authorized and allocated to the Company's Amended and Restated 1986 Stock Option Plan by 2.5 million shares of Class A common stock:

                  [ ]  FOR              [ ]  AGAINST            [ ]  ABSTAIN

        (3) To transact in the proxyholder's discretion such other business as may come before that annual meeting of shareholders, including the approval (but not the ratification) of the minutes of the June 5, 2003 annual meeting of shareholders of the Company and other matters as described in the Proxy Statement. As of the record date, the Board was unaware of any other business to be brought at the meeting other than the approval of those minutes.

        Should the undersigned choose to mark this Proxy as withholding authority to vote for one or more nominees as listed above or otherwise as abstaining from a vote on a proposal set forth above, this Proxy will, nevertheless, be used for purposes of establishing a quorum at the annual meeting of shareholders.

        A proxy having conflicting indications of more than one selection on a vote on a nominee or otherwise on a proposal to be addressed at the annual meeting will not be voted on that matter but will be used for purposes of establishing a quorum at the meeting. Voting by proxy is subject to other conditions as set forth in the Proxy Statement. See within the Proxy Statement "Company Annual Meeting: Voting Procedure."

        The undersigned hereby ratifies and confirms all that the proxyholder or the holder's substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the annual meeting of shareholders or any adjournments of the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying that notice.



DATED:
       --------------------                -------------------------------------
                                           Signature of Shareholder
                                           Print Name:
                                                      --------------------------


                                           -------------------------------------
                                           Signature of Shareholder
                                           Print Name:
                                                      --------------------------

        Please date this Proxy, sign it above as your name appears printed elsewhere on this Proxy, and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation or other entity, please give that title.

        The board recommends a vote "for" proposal nos. (1) and (2). This Proxy, when properly executed, will be voted as directed. If no clear direction is made, it will be voted "for" proposal nos. (1) and (2). If any other business is properly presented at the annual meeting, this Proxy will be voted in accordance with the best judgment and discretion of the proxyholder.